UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Autoliv, Inc.
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March 26, 2014

Dear Stockholder,

It is my pleasure to invite you to the 2014 Annual Meeting of Stockholders of Autoliv, Inc. to be held on Tuesday, May 6, 2014 at The Langham, Chicago, 330 North Wabash Avenue, Chicago, Illinois, 60611, commencing at 9:00 a.m. local time.

Information regarding the matters to be voted upon at this year’s Annual Meeting is attached in the Notice of Annual Meeting of Stockholders and this Proxy Statement.

It is important that your shares are represented at the Annual Meeting. Therefore, please provide your proxy by following the instructions provided on the formal Notice of Meeting and Notice of Internet Availability of Proxy Materials previously sent to you. This way, your shares will be voted as you direct even if you cannot attend the Annual Meeting.

A public news release covering voting results will be published after the Annual Meeting.

The Autoliv, Inc. Annual Report for the fiscal year ended December 31, 2013 is being made available to stockholders simultaneously with this Proxy Statement. These documents are available at www.autoliv.com.

On behalf of the entire board of directors, we look forward to seeing you at the Annual Meeting.

Sincerely,

Lars Nyberg
Chairman of the Board of Directors

AUTOLIV, INC.

Box 70381 SE-107 24

Stockholm, Sweden

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 6, 2014

TO THE STOCKHOLDERS OF AUTOLIV, INC.,

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Stockholders of Autoliv, Inc. (“Autoliv” or the “Company”) will be held on Tuesday, May 6, 2014 commencing at 9:00 a.m. local time at The Langham, Chicago, 330 North Wabash Avenue, Chicago, Illinois, 60611, to consider and vote upon:

1.	Re-election of three directors to the Board of Directors of Autoliv for a term of office expiring on the date of the Annual Meeting of Stockholders in 2017 (see page 4 of the accompanying Proxy Statement).

2.	An advisory resolution to approve the compensation of the Company’s named executive officers (see page 48 of the accompanying Proxy Statement).

3.	An amendment to the Company’s Restated Certificate of Incorporation to declassify the Board of Directors of Autoliv (see page 49 of the accompanying Proxy Statement).

4.	Ratification of the appointment of Ernst & Young AB as the Company’s independent auditors for the fiscal year ending December 31, 2014 (see page 51 of the accompanying Proxy Statement).

5.	Any other business that may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

The Board of Directors has fixed the close of business on March 10, 2014 as the record date for the Annual Meeting. All stockholders of record at the close of business on that date are entitled to notice of, and to be present and vote at, the Annual Meeting and at any continuation thereof.

Attendance at the Annual Meeting will be limited to stockholders of record, beneficial owners of Company common stock entitled to vote at the Annual Meeting having evidence of ownership, a maximum of one authorized representative of an absent stockholder, and invited guests of management. Any person claiming to be an authorized representative of a stockholder must, upon request, produce written evidence of such authorization.

The meeting will be conducted pursuant to the Company’s Restated By-Laws and rules of order prescribed by the Chairman of the Annual Meeting.

By order of the Board of Directors of Autoliv, Inc.:

Anthony J. Nellis Interim Vice President for Legal Affairs, General Counsel and Secretary

- i -

- ii -

AUTOLIV, INC.

Box 70381 SE-107 24

Stockholm, Sweden

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

Availability of Proxy Materials on the Internet

Our Board of Directors (the “Board”) has made this Proxy Statement and the Company’s Annual Report for the year ended December 31, 2013 available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at our Annual Meeting of Stockholders, to be held on Tuesday, May 6, 2014 commencing at 9:00 a.m. local time at The Langham, Chicago, 330 North Wabash Avenue, Chicago, Illinois, 60611, and at any adjournment thereof (the “2014 Annual Meeting” or the “Annual Meeting”).

General

The date of this Proxy Statement is March 26, 2014, the approximate date on which this Proxy Statement and proxy card are first being made available on the Internet to stockholders entitled to vote at the Annual Meeting. The Annual Report for the fiscal year ended December 31, 2013 was first made available on February 21, 2014.

Who Can Vote

You are entitled to vote at the Annual Meeting if you were a stockholder of record of our common stock as of the close of business on March 10, 2014 (the “Record Date”). Your shares may be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

Shares Outstanding and Quorum

At the close of business on the Record Date, 93,954,573 shares of our common stock were outstanding and entitled to vote and no shares of our preferred stock were outstanding. A majority of the shares of our common stock outstanding on the Record Date, present in person or represented by proxy, will constitute a quorum at the Annual Meeting.

How to Vote

If you are a stockholder of record, you may vote by proxy on the Internet or by telephone by following the instructions provided in the Notice of Internet Availability of Proxy Materials previously sent to you. If you requested printed copies of the proxy materials by mail, or have a printed proxy card, you may also vote by completing and mailing a printed proxy card. You may also vote in person at the Annual Meeting.

If you are a beneficial owner of shares held in a “street name,” please refer to the instructions provided by your bank, broker or other nominee for voting your shares. If you wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares and have proof of ownership of our common stock as of the Record Date.

Voting of Shares

The shares represented by all properly executed and unrevoked proxies received in proper form in time for the Annual Meeting will be voted. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. Our stockholders do not have cumulative voting rights. If you properly complete your proxy card and send it to the Company in time to vote, or submit your proxy electronically by Internet or telephone before voting closes, your proxy (one of the individuals named in the proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board: (i) to elect the director nominees listed in “Election of Directors,” (ii) to approve the compensation of the Company’s named executive officers, (iii) to approve an amendment to the Company’s Restated Certificate of Incorporation (the “Restated Certificate”) to declassify the Board and (iv) for the ratification of the appointment of Ernst & Young AB as the Company’s independent auditors.

If any other matter is presented, your proxy will vote in accordance with his or her best judgment, which will allow for your proxy to address unforeseen matters that may arise as well as matters incident to the conduct of the Annual Meeting, to the extent permitted by applicable law and the listing rules of the New York Stock Exchange (the “NYSE”). Note, however, that your proxy’s ability to exercise discretionary voting authority under the U.S. Securities and Exchange Commission (“SEC”) proxy rules is limited to certain enumerated matters. Because of the Company’s advance notice requirements in its Restated By-Laws (the “By-Laws”), discretionary authority would likely only be used for ministerial matters at the Annual Meeting. As of the date of this Proxy Statement, the Company is not aware of any other matters to be acted on at the Annual Meeting other than those matters described in this Proxy Statement. Any proxy given may be revoked at any time before it is voted at the Annual Meeting.

Holders of Autoliv’s Swedish Depository Receipts (“SDRs”) are entitled to vote the shares of common stock of the Company underlying the SDRs at the 2014 Annual Meeting as if they directly held the common stock of the Company. However, under the General Terms and Conditions of the SDRs, if holders of SDRs do not attend and represent their shares at the Annual Meeting in person or give instructions as to the exercise of their voting rights to the custodian, Skandinaviska Enskilda Banken AB (publ) (“SEB”), they are deemed to have instructed SEB to give a proxy to a person designated by the Company to vote their shares in the same proportion as all other shares that are being voted at the Annual Meeting. However, no such instruction from the holders of SDRs to SEB shall be deemed given to any merger, consolidation or any other matter which may affect substantially the rights or privileges of the holders of SDRs or with respect to any matter where giving such instructions and/or discretionary proxy would not be legally permitted.

Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares. Brokers do not have discretionary authority to vote on Items 1, 2 and 3 set forth below. Brokers generally have discretionary authority to vote on Item 4 set forth below.

The following summary describes the vote required to approve each of the proposals at the Annual Meeting.

Item 1:	Directors will be elected by a plurality of the votes of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereat. However, pursuant to the Autoliv, Inc. Corporate Governance Guidelines, if a director nominee in an uncontested election fails to receive the approval of a majority of the votes cast on his or her election by the stockholders, the nominee shall promptly offer his or her resignation to the Board for consideration. A committee consisting of the Board’s independent directors (which will specifically exclude any director who is required to offer his or her resignation) shall consider all relevant factors and decide on behalf of the Board the action to be taken with respect to such offered resignation and will determine whether to accept or reject the resignation. The Company will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances with an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the offered resignation. Votes withheld as to one or more nominees will not be counted as votes cast for such individuals but will be counted for the purposes of establishing a quorum.

Item 2:

The non-binding resolution to approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the effect of votes against the proposal. Broker non-votes will have no effect in determining the outcome of the proposal.

Item 3:	The proposal to amend the Restated Certificate requires the affirmative vote of 80% of all of our outstanding shares of capital stock, voting together as a single class. Accordingly, abstentions and broker non-votes will have the effect of votes against the proposal.

Item 4:	The ratification of the selection of Ernst & Young AB requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the effect of votes against the ratification. Although brokers have discretionary authority to vote on the ratification, if a broker submits a non-vote, it will not be counted for purposes of the ratification but will be counted for the purposes of establishing a quorum.

Any other proposal brought before the Annual Meeting (if any) will be decided by a majority of votes represented in person or by proxy at the Annual Meeting and entitled to vote on the matter. Consequently, abstentions will have the effect of votes against the matter and broker non-votes will not be counted in determining the outcome of the matter.

Principal Executive Offices

The principal executive offices of the Company are located at Vasagatan 11, 7th Floor, Stockholm, Sweden, SE-111 20. The Company’s telephone number is +46 8 587 20 600.

Solicitation of Proxies

The Company will bear the cost of the solicitation of proxies. In addition to solicitation over the Internet and by mail, the Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of our stock and obtaining their proxies. Certain directors, officers and other employees of the Company, not specifically employed for this purpose, may solicit proxies, without additional remuneration, by personal interview, mail, telephone, facsimile or electronic mail. In addition, the Company has retained Georgeson Inc. to assist in the solicitation of proxies for a fee of $14,500 plus expenses and Euroclear Sweden AB for a fee of SEK 160,000, or approximately $24,350, plus expenses.

ITEM 1 - ELECTION OF DIRECTORS

The Company’s By-Laws provide that the size of the Board shall be fixed from time to time exclusively by the Board. The Board has currently fixed the size of the Board at nine, divided into three classes (one class of two members and two classes of three members each) serving staggered three-year terms. There are currently eight Board members with one vacancy. Directors in each class are currently elected on a rotating basis at the annual meeting of stockholders at which the term for such class expires. See Item 3 below for a proposal to declassify the Board and eventually provide for annual election of all directors.

Messrs. Jan Carlson, Lars Nyberg and James M. Ringler, whose present terms will expire at the time of the Annual Meeting, are nominees for re-election at the 2014 Annual Meeting. If re-elected, each nominee would serve until the 2017 annual meeting of stockholders and until his successor is elected and qualified, or until his earlier retirement, resignation, disqualification, removal or death.

If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or the number of directors may be reduced accordingly. Each nominee has agreed to serve if re-elected, and the Board has no reason to believe that any nominee will be unable to serve.

Below is a summary presentation of each director nominated for re-election or continuing in office until the 2015 or 2016 annual meeting of stockholders.

Nominees for Directors at the 2014 Annual Meeting

Jan Carlson, age 53, was appointed a director of Autoliv in May 2007 after becoming President and Chief Executive Officer of Autoliv on April 1, 2007. Mr. Carlson joined Autoliv in 1999 as President of Autoliv Electronics and held that position until April 2005, when he became Vice President of Engineering of Autoliv and a member of the Company’s Executive Committee. Since July 2010, Mr. Carlson has served on the Board of Directors and Compensation Committee of BorgWarner Inc., a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. Since 2010, Mr. Carlson has also served on the board of Teknikföretagen, the Association of Swedish Engineering Industries. In addition, Mr. Carlson was elected to the board of Trelleborg AB in April 2013. Prior to joining Autoliv, Mr. Carlson was President of Saab Combitech, a division within the Saab aircraft group specializing in commercializing military technologies. Mr. Carlson has a Master of Science degree in Physical Engineering from the University of Linköping in Sweden.

The Board of Directors believes that Mr. Carlson’s years of experience with Autoliv, including his current role as President and Chief Executive Officer, his past assignments with Autoliv, his automotive industry experience and his academic credentials are attributes that support his re-election to the Board of Directors.

Lars Nyberg, age 62, has been a director of Autoliv since October 2004 and Chairman of the Board since December 2011. Mr. Nyberg was President and Chief Executive Officer of TeliaSonera, the leading Nordic and Baltic telecommunications company listed on the OMX Nordic Exchange, from 2007 until early 2013, has been Chairman of DataCard Corporation, a company dealing in secure ID and card personalization, since 2006, and a member of the Board of Directors of Segulah Advisor AB since June 2013. Mr. Nyberg served as the Chairman and Chief Executive Officer of NCR Corporation from 1995 to 2003 and as non-executive Chairman of NCR Corporation between 2003 and 2005. He is a graduate in Business Administration from the University of Stockholm.

The Board of Directors believes that Mr. Nyberg’s executive experience and record of achievement working within the global business community are competencies that support his re-election to the Board of Directors.

James M. Ringler, age 68, has been a director of Autoliv since January 2002 and is the Chairman of the Compensation Committee and a member of the Audit Committee. He was, prior to his retirement, Vice Chairman of Illinois Tool Works Inc. between 1999 and 2004. Prior to joining Illinois Tool Works, Mr. Ringler was Chairman, President and Chief Executive Officer of Premark International, Inc., which merged with Illinois Tool Works in

1999. Mr. Ringler joined Premark in 1990 and served as its Executive Vice President and Chief Operating Officer prior to becoming the Chief Executive Officer in 1996. He serves on the Boards of Directors of Dow Chemical Company, FMC Technologies, Inc., Ingredion Incorporated and John Bean Technologies, and he is the Chairman of the Board of Teradata Corporation. Mr. Ringler holds a Bachelor of Science degree in Business Administration and an M.B.A. degree in Finance from the State University of New York.

The Board of Directors believes that Mr. Ringler’s achievements as an executive of Premark International, Inc. and Illinois Tool Works and his extensive service on the boards of directors of public companies in a wide variety of industries support Mr. Ringler’s re-election to the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE THREE NAMED NOMINEES FOR DIRECTORS

Directors Continuing in Office With Terms Expiring at the 2015 Annual Meeting

Xiaozhi Liu, age 58, has been a director of Autoliv since November 2011 and is a member of the Compensation Committee, Compliance Committee and Nominating and Corporate Governance Committee. Dr. Liu began her career in the automotive industry in General Motor’s (“GM”) Delphi operations and has since worked in various executive positions in Germany, China and the U.S., where she rose to the position of Director of Electronics, Controls & Software for GM in Detroit, Chief Engineer and Chief Technology Officer of GM in China and Chairman and Chief Executive Officer of General Motors Taiwan. Between 2005 and 2006, she was Chief Executive Officer and Vice Chairman of Fuyao Glass Industry Group Co. Ltd., a public company listed in Shanghai, and was elected as an independent director of Fuyao Glass Industry Group in October 2013. In 2007, she became the President and Chief Executive Officer of NeoTek China, a supplier of automotive chassis and transmission parts, and served as Chairman of the company’s Board of Directors from 2008 through 2011. In 2009, she founded, and is Chief Executive Officer of, her own company, ASL Automobile Science & Technology (Shanghai) Co., Ltd., which introduces and implements globally advanced technologies to Chinese companies. She has a Ph.D. and master’s degree in Chemical Engineering and Electrical Engineering from the German Friedrich-Alexander Universität in Erlangen, Nurembourg and a bachelor’s degree in Electrical Engineering from the Chinese Jiaotong University in Xian.

The Board of Directors believes that Dr. Liu’s global experience in engineering and technology in Asia, North America and Europe and her extensive management experience in the automotive industry support her membership on the Board of Directors.

George A. Lorch, age 72, has been a director of Autoliv since June 2003 and is the Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee and Compensation Committee. Mr. Lorch serves on the Board of Directors of Pfizer, Inc., where he has been Lead Independent Director since December 2011, and served as its Non-Executive Chairman from December 2010 to December 2011. Mr. Lorch has been Chairman Emeritus of Armstrong Holdings, Inc., a global company that manufactures flooring and ceiling materials, since 2000. From May 2000 to August 2000, he was Chairman and Chief Executive Officer of Armstrong Holdings, Inc. He was Chairman of Armstrong World Industries, Inc. from 1994 to 2000, its President and Chief Executive from 1993 to 2000 and a director from 1988 to 2000. Mr. Lorch also serves on the Boards of Directors of WPX Energy, Inc., HSBC North America Holding Company and HSBC Finance Co. (the non-public, wholly-owned subsidiaries of HSBC LLP) and Masonite, a public company. Mr. Lorch holds a Bachelor of Science degree in Business Administration from the Virginia Polytechnic Institute.

The Board of Directors believes that Mr. Lorch’s breadth of executive and global business experience over many years in operations, sales and marketing and his service as a director of several different companies support his membership on the Board of Directors.

Kazuhiko Sakamoto, age 68, has been a director of Autoliv since August 2007 and is the Chairman of the Compliance Committee and a member of the Nominating and Corporate Governance Committee. Mr. Sakamoto is an advisor at Pasona Inc., a leading human resources provider in Japan, listed in the Tokyo Stock Exchange. Mr. Sakamoto was previously a Counselor of Marubeni Construction Material Lease Co. Ltd., a company affiliated with Marubeni Corporation, which is one of Japan’s leading general trading houses, operating import, export, offshore trading and investment activities in various business fields. He was Senior Executive Vice

President of Marubeni Corp. from 2006 through 2008. During his nearly 40-year career with Marubeni Corporation, Mr. Sakamoto has held several key positions such as President and Chief Executive Officer of Marubeni America Cooperation. Mr. Sakamoto previously served on the Boards of Directors of Marubeni-Itochu Steel Inc. and Helena Chemical Company. He graduated from the Keio University in 1968 and attended the Harvard University Research Institute for International Affairs in 1991-1992.

The Board of Directors believes that Mr. Sakamoto’s extensive business experience in both Asia and North America support Mr.  Sakamoto’s membership on the Board of Directors.

Directors Continuing in Office With Terms Expiring at the 2016 Annual Meeting

Robert W. Alspaugh, age 67, has been a director of Autoliv since June 2006 and is the Chairman of the Audit Committee and a member of the Compliance Committee. Prior to becoming a director of Autoliv, Mr. Alspaugh had a 36-year career with KPMG, including serving as the senior auditor for a diverse array of companies across a broad range of industries. He has worked with global companies both in Europe and Japan, as well as with those headquartered in the United States. Between 2002 and 2005, when he served as Chief Executive Officer of KPMG International, he was responsible for implementing the strategy of this global organization, which includes member firms in nearly 150 countries with more than 100,000 employees. Prior to this position, he served as Deputy Chairman and Chief Operating Officer of KPMG’s U.S. practice. Mr. Alspaugh also serves on the Boards of Directors of Ball Corporation and Verifone Systems, Inc., both public companies, and DSGI Technologies, Inc., and Triton Containers, both private companies. He graduated summa cum laude from Baylor University, Texas, in 1970.

The Board of Directors believes Mr. Alspaugh’s years of experience, technical skills and record of achievement working within the global business community support his membership on the Board of Directors.

Franz-Josef Kortüm, age 63, has been a director of Autoliv since March 2014. Prior to joining Autoliv, Mr. Kortüm was Chief Executive Officer of Webasto SE, a producer of automobile roof systems and climate control systems for automobiles, boats and other vehicles, from 1998 to 2012, after joining the company in 1994. Mr. Kortüm was Chief Executive Officer of Audi AG from 1993 to 1994 and, prior to joining Audi, had a 16 year career with what is today Daimler AG in a variety of positions. In addition to his extensive management experience, Mr. Kortüm has served as Vice Chairman of the Supervisory Board of Webasto since 2013, as a Member of the Advisory Board of Brose Fahrzeugteile GmbH & Co. KG since 2005 and as its Chairman since 2013, as a Member of the Supervisory Board of Wacker Chemie since 2003, and as a Member of the Supervisory Board of Schaeffler AG from 2010 to March 2014. From 2004 to 2012 Mr. Kortüm was a Member of the Managing Board of the VDA (German Association of the Automotive Industry). Mr. Kortüm has an MBA-equivalent degree in Business Administration from the Universität Regensburg in Germany.

The Board of Directors believes that Mr. Kortüm’s extensive experience in the automotive industry and service on other boards support his re-election to the Board.

CORPORATE GOVERNANCE

Board Independence

The Board believes that it should generally have no fewer than eight and no more than eleven directors, with a target size of ten directors. The Board currently consists of eight members with one vacancy. The Board has determined that all of the directors except Mr. Carlson are independent directors under the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. In making its independence determinations, the Board reviewed (i) information regarding relevant relationships, arrangements or transactions between the Company and each director or parties affiliated with such director, (ii) Company records and (iii) publicly available information. None of the independent directors has a relationship with the Company other than as a director and/or a stockholder of the Company.

Board Leadership Structure and Risk Oversight

The Company has a long history of separating the positions of Chief Executive Officer (“CEO”) and the Chairman of the Board, as it believes that a separate CEO and Chairman is an important part of its overall commitment to the highest standards of corporate governance. The separate positions allow the Board to effectively develop and oversee its business strategy, monitor risk and freely perform its management oversight function. The Board regularly meets in executive sessions of independent directors to discuss certain issues without the CEO present. Mr. Nyberg chairs the executive sessions of the independent directors.

The Board is responsible for the oversight of risk management of the Company. The Audit Committee is responsible for monitoring financial risk and discussing risk oversight and management as part of its obligations under the NYSE’s listing standards. The Compliance Committee is responsible for monitoring ethical and other compliance risks. In each of its meetings, the Board receives reports from management, including the CEO and Chief Financial Officer (“CFO”), regarding the main strategic, operational and financial risks the Company is facing and the steps that management is taking to address and mitigate such risks.

The Compensation Committee has reviewed with management the design and operation of our incentive compensation arrangements for senior management, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Company. The Compensation Committee considered, among other things, the features of the Company’s compensation program that are designed to mitigate compensation-related risk, such as the performance objectives and target levels for incentive awards (which are based on overall Company performance), and the Company’s compensation recoupment policy. The Compensation Committee concluded that any risks arising from the Company’s compensation plans, policies and practices are not reasonably likely to have a material adverse effect on the Company.

Board Meetings

The Board met six times during the year ended December 31, 2013. All directors participated in more than 75% of the total number of meetings of the Board and committees on which they served.

Following the meetings of the full Board, the independent directors met without management directors (i.e., without Mr. Carlson) participating, for a total of five times in 2013. Because Mr. Kortüm was not appointed director until March 2014, he did not attend any meetings in 2013.

Board Compensation

Directors who are employees of the Company or any of its subsidiaries do not receive separate compensation for service on the Board or its committees. Non-employee directors are paid a retainer of $170,000 per year, which we refer to as the “annual retainer,” while the Chairman of the Board is paid an annual retainer of $340,000 per year. In addition, each of the Chairman of the Compensation Committee, the Chairman of the Nominating and Corporate Governance Committee and the Chairman of the Audit Committee is paid a supplemental annual retainer of $20,000, $10,000 and $20,000, respectively.

Non-employee directors can elect to defer payment of a pre-determined percentage of their compensation under the Autoliv, Inc. 2004 Non-Employee Director Stock-Related Compensation Plan. In 2013, none of the directors elected to defer any of their compensation.

Under the Company’s non-employee director stock ownership policy, one-third of the annual retainer for our non-employee directors is paid in fully-vested shares of our common stock in the beginning of the year following the year of service. The non-employee director stock ownership policy requires each non-employee director to acquire and hold shares of our common stock in an amount equivalent to one year’s annual retainer. Beginning at the time of the plan’s adoption in 2012, non-employee directors have three years to reach the new ownership requirements. Any newly-appointed or elected non-employee director will have until January 1 of the fourth year after the date such non-employee director is appointed or elected, as applicable, to reach the minimum ownership requirements.

The following table sets forth the compensation that our non-employee directors earned during the year ended December 31, 2013 for services rendered as members of our Board:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)(2)	Total ($)(1)
Bo I. Andersson(3)	141,666	-	141,666
Robert W. Alspaugh	133,333	56,667	190,000
Xiaozhi Liu	113,333	56,667	170,000
George A. Lorch	114,167	56,667	170,834
Lars Nyberg	226,667	113,333	340,000
James M. Ringler	133,333	56,667	190,000
Kazuhiko Sakamoto	113,333	56,667	170,000
Wolfgang Ziebart(4)	105,000	-	105,000
Franz-Josef Kortüm(5)	-	-	-

(1)	Director compensation is set in USD and converted to Swedish Kronor or Euro, as applicable, at the then-current exchange rate on the date of payment.

(2)	On February 19, 2014, the non-employee directors were granted fully-vested shares of the Company’s common stock as payment of one-third of the 2013 annual retainer. The numbers reflect the aggregate grant-date fair value of the stock, calculated in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (FASB Topic 718).

(3)	This amount reflects pro-rated payments to Mr. Andersson prior to his retirement from the Board on November 6, 2013. All fees were paid in cash as Mr. Andersson was not a director and not eligible for shares under our 1997 Stock Incentive Plan at the time the payment of shares was rendered.

(4)	This amount reflects pro-rated payments to Dr. Ziebart prior to his retirement from the Board on July 31, 2013. All fees were paid in cash as Dr. Ziebart was not a director and not eligible for shares under our 1997 Stock Incentive Plan at the time the payment of shares was rendered.

(5)	Mr. Kortüm became a director in March 2014 and therefore received no compensation in 2013.

Corporate Governance Guidelines and Codes of Conduct and Ethics

The Board has adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities. The Corporate Governance Guidelines have recently been amended to allow a director who reaches the age of 72 during his or her term to continue to serve on the board until the end of his or her term but not to stand for re-election at the next annual meeting of stockholders.

The Board has also adopted a Code of Conduct and Ethics for Directors to assist the individual directors in fulfilling their duties as members of the Board. Since 1998, the Company has also had Standards of Business Conduct and Ethics that apply to all employees of the Company and a Code of Conduct and Ethics for Senior Officers (the Code of Conduct and Ethics for Directors, Code of Conduct and Ethics for Senior Officers and Standards of Business Conduct and Ethics are collectively referred to herein as the “Codes”).

The Company has also adopted a written policy regarding related person transactions (the “Related Person Transactions Policy”), which is part of the Standards of Business Conduct and Ethics. The Corporate Governance Guidelines, the Codes and the Related Persons Transactions Policy, and any amendments or waivers related thereto, are posted on the Company’s website at www.autoliv.com – About Us – Governance – Ethics and Policies, and can also be obtained from the Company in print by request using the contact information below.

Policy on Attending the Annual Meeting

Under the Corporate Governance Guidelines, the Company’s policy is for directors to attend the Annual Meeting. All current directors participated in the 2013 annual meeting of stockholders, other than Mr. Kortüm, who was not a director at that time.

Related Person Transactions

As a general matter, the Company prefers to avoid related person transactions (as defined below). The Company recognizes, however, that certain related person transactions may not necessarily be inconsistent with the best interests of the Company and its stockholders.

The Company’s policy is that all related person transactions must be reviewed and approved or ratified by the Audit Committee. As provided in the Company’s written Related Person Transactions Policy, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and in which any “Related Person” (as defined in the Related Person Transactions Policy) had, has or will have a direct or indirect interest. In determining whether to approve a related person transaction, the Audit Committee considers all of the known relevant facts and circumstances, including the benefit to the Company, the terms of the agreement, the possible impact on a director’s independence and the availability of other sources for comparable goods or services.

Communicating with the Board

Any stockholder or other interested party who desires to communicate with the Board or the independent directors regarding the Company can do so by writing to such person(s) at the following address:

Board/Independent Directors/ Directors

c/o Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20600

Fax: +46 8 587 20633

E-mail: legalaffairs@autoliv.com

Communications with the Board or the independent directors may be sent anonymously and are not screened. Such communications will be distributed to the specific director(s) requested by the stockholder or interested party to the Board or to sessions of independent directors as a group, after it has been determined that the content represents a message to the intended recipient(s).

Committees of the Board

There are three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Board has also formed a special Compliance Committee. The Board has determined that all members of the Audit, Compensation, Nominating and Corporate Governance and Compliance Committees qualify as independent directors under the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. The CEO and Chairman of the Board are invited to attend each committee meeting but are excused when matters relating to them are discussed.

The Audit Committee appoints, subject to stockholder ratification, the Company’s independent auditors and is responsible for the compensation, retention and oversight of the work of the independent auditors and for any special assignments given to such auditors. The Audit Committee also (i) reviews the annual audit and its scope, including the independent auditors’ letter of comments and management’s responses thereto; (ii) approves any non-audit services provided to the Company by its independent auditors; (iii) reviews possible violations of the Company’s business ethics and conflicts of interest policies; (iv) reviews any major accounting changes made or contemplated; and (v) reviews the effectiveness and efficiency of the Company’s internal audit staff. In addition, the Audit Committee confirms that no restrictions have been imposed by Company personnel on the scope of the independent auditors’ examinations. The Audit Committee is also responsible for the review and approval of related person transactions. Members of this committee are Messrs. Alspaugh (Chairman), Lorch and Ringler. The Audit Committee met eight times in 2013.

The Compensation Committee advises the Board with respect to the compensation to be paid to the directors and executive officers of the Company and is responsible for both advising the Board with respect to the terms of contracts to be entered into with the senior executives of the Company and approving such contracts. The committee also administers the Company’s cash and stock incentive plans and reviews and discusses with management the Company’s Compensation Discussion and Analysis (“CD&A”) included herein. Members of this committee are Messrs. Ringler (Chairman) and Lorch and Dr. Liu. The Compensation Committee met three times in 2013.

The Nominating and Corporate Governance Committee identifies and recommends individuals qualified to serve as members of the Board and assists the Board by reviewing the composition of the Board and its committees, monitoring a process to assess Board effectiveness, and developing and implementing the Company’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will consider stockholder nominees for election to the Board if timely advance written notice of such nominees is received by the Secretary of the Company at its principal executive offices in accordance with the Company’s By-Laws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.autoliv.com – About Us – Governance – Certificate and By-Laws. Members of this committee are Messrs. Lorch (Chairman) and Sakamoto and Dr. Liu. The Nominating and Corporate Governance Committee met five times in 2013.

The Compliance Committee was formed as a special committee of the Board in June 2011 to assist the Board in overseeing the Company’s compliance program with respect to (i) compliance with the laws and regulations applicable to the Company’s business and (ii) compliance with Company’s Standards of Business Conduct and Ethics and related policies by employees, officers, directors and other agents and associates of the Company that are designed to support lawful and ethical business conduct by the Company and its employees and promote a culture of compliance. The Compliance Committee also oversees the investigation of any alleged noncompliance with law or the Company’s compliance programs policies or procedures that is reported to the Compliance Committee (except those relating to financial compliance, which are overseen by the Audit Committee). Members of this committee are Mr. Sakamoto (Chairman) and Mr. Alspaugh and Dr. Liu. The Compliance Committee works closely with the other committees of the Board and has one member that also serves on the Audit Committee and two members that also serve on the Nominating and Corporate Governance Committee. The Compliance Committee met five times in 2013.

The following table shows the composition of the Board’s Committees during 2013:

2013 Board Committee Composition
	January 1 – July 31, 2013	July 31 – November 6, 2013	November 6, 2013 – Current
Audit Committee	Robert W. Alspaugh (C) Bo I. Andersson Wolfgang Ziebart	Robert W. Alspaugh (C) Bo I. Andersson James M. Ringler	Robert W. Alspaugh (C) George A. Lorch James M. Ringler
Compensation Committee	James M. Ringler (C) Xiaozhi Liu George A. Lorch	James M. Ringler (C) Xiaozhi Liu George A. Lorch	James M. Ringler (C) Xiaozhi Liu George A. Lorch
Nominating and Corporate Governance Committee	Wolfgang Ziebart (C) George A. Lorch Kazuhiko Sakamoto	Bo I. Andersson (C) George A. Lorch Kazuhiko Sakamoto	George A. Lorch (C) Xiaozhi Liu Kazuhiko Sakamoto
Compliance Committee	Wolfgang Ziebart (C) Robert W. Alspaugh Kazuhiko Sakamoto	Kazuhiko Sakamoto (C) Robert W. Alspaugh Xiaozhi Liu	Kazuhiko Sakamoto (C) Robert W. Alspaugh Xiaozhi Liu

Audit Committee Report

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.

The Audit Committee acts pursuant to a written charter. The committee’s current charter is posted on the Company’s website at www.autoliv.com – About Us – Governance – Board of Directors – Committees, and can also be obtained free of charge in print by request from the Company using the contact information below. Each member of the Audit Committee is “independent” as defined in, and is qualified to serve on the committee pursuant to, the rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. Each member is financially literate and possesses accounting or related financial management expertise, and Mr. Alspaugh has been determined by the Board to qualify as an “audit committee financial expert” as defined by the SEC. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2013 Annual Report on Form 10-K with the Company’s management and independent auditors. The Company’s management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Audit Committee discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Company’s independent auditors provided to the Audit Committee the written disclosures required by the Public Company Accounting Oversight Board’s applicable requirements regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee has discussed with the independent auditors the independent auditors’ independence. The Audit Committee reviews and oversees the independence of the independent auditors and has concluded that the independent auditors’ provision of non-audit services to the Company is compatible with the independent auditors’ independence. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the SEC.

The Audit Committee can be contacted regarding accounting, internal accounting controls, or auditing matters as follows:

The Audit Committee

c/o Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20 600

Fax: +46 8 587 20 633

E-mail: legalaffairs@autoliv.com

Communications with the committee are not screened and can be made anonymously. The Chairman of the committee will receive all such communications after it has been determined that the contents represent a message to the committee.

Robert W. Alspaugh, Chairman

George A. Lorch

James M. Ringler

Nominating and Corporate Governance Committee Report

The Nominating and Corporate Governance Committee of the Board is responsible for identifying and recommending to the Board individuals who are qualified to serve as directors of the Company and on committees of the Board. The Nominating and Corporate Governance Committee further advises the Board on composition and procedures of committees, and it is responsible for the development of the Company’s Corporate Governance Guidelines and the oversight of the evaluation of the Board and its committees and members of the Company’s management.

The Nominating and Corporate Governance Committee acts pursuant to a written charter. A copy of the committee’s charter is available on the Company’s website at www.autoliv.com – About Us – Governance – Board of Directors – Committees and can also be obtained free of charge in print by request from the Company using the contact information below. Each of the members of the committee is “independent” as defined in, and is qualified to serve on the committee pursuant to, the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC.

The committee has also considered and recommended that Mr. Jan Carlson, Mr. Lars Nyberg and Mr. James Ringler be nominated for re-election by the stockholders at the Annual Meeting. Messrs. Nyberg and Ringler are each “independent” as defined in the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC.

The Nominating and Corporate Governance Committee will consider a director candidate nominated by a stockholder provided that such nomination is submitted to the committee within the time period set forth in Article II, Section 6 of the By-Laws. In considering candidates submitted by stockholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. In considering possible candidates for election as a director, the Nominating and Corporate Governance Committee reviews the qualifications and backgrounds of the candidates, including the following: candidate has (i) attained a position of leadership in the candidate’s area of expertise, (ii) business and financial experience relevant to the Company, (iii) demonstrated sound business judgment, (iv) expertise relevant to the Company’s lines of business, (v) independence from management, (vi) the ability to serve on standing committees and (vii) the ability to serve the interests of all stockholders. The Nominating and Corporate Governance Committee routinely considers board candidates with a broad range of educational and professional experiences from a variety of countries. While the Board has no separate formal policy, the By-Laws and the Company’s Corporate Governance Guidelines provide that the backgrounds and experiences of the director nominees shall reflect the global operations of the Company. The current Board consists of directors who are citizens of or reside in multiple countries including the United States, Sweden, Japan, China and Germany and directors with a wide range of management, operating, finance and engineering skills. The Nominating and Corporate Governance Committee, the Board and the Company place a high priority on diversity, with a particular emphasis on individuals with a wide variety of management, operating, engineering and finance experiences and skills as well as individuals from the Company’s different operating regions. The Nominating and Corporate Governance Committee continues to look for opportunities to further progress its diversity initiatives.

The Nominating and Corporate Governance Committee identifies potential director nominees by asking current directors and executive officers to notify the committee if they become aware of persons meeting the criteria described above. The Nominating and Corporate Governance Committee also, from time to time, engages firms that specialize in identifying director candidates. As described above, the Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders. Once a person has been identified by the Nominating and Corporate Governance Committee as a potential candidate, the committee collects and reviews publicly available information regarding the person to determine whether further consideration should be given to the person’s candidacy. If the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, the chairman of the committee or another member of the committee will contact such person. Generally, if the person expresses a willingness to be considered to serve on the Board, the Nominating and Corporate Governance Committee will request information from the candidate, review the candidate’s accomplishments and qualifications in light of the qualifications of any individuals the committee might be considering, and conduct one or more interviews with the candidate. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have first-hand knowledge of the candidate’s accomplishments. The Nominating and Corporate Governance Committee’s evaluation process does not vary based on whether a candidate is recommended by a stockholder.

The Nominating and Corporate Governance Committee can be contacted as follows:

The Nominating and Corporate Governance Committee

c/o Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20 600

Fax: +46 8 587 20 633

E-mail: legalaffairs@autoliv.com

Communications with the committee are not screened and can be made anonymously. The Chairman of the committee receives all such communications after it has been determined that the content represents a message to the committee.

George A. Lorch, Chairman

Xiaozhi Liu

Kazuhiko Sakamoto

Compensation Committee Duties, Procedures and Policies

The Compensation Committee acts pursuant to a written charter. The charter is posted on the Company’s website at www.autoliv.com – About Us – Governance – Board of Directors – Committees, and can also be obtained free of charge in print by request from the Company using the contact information below. Each member of the Compensation Committee has been determined by the Board to be “independent” as defined in, and is qualified to serve on the committee pursuant to, the rules of the NYSE, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC.

The Compensation Committee is responsible for (i) reviewing annually the Company’s executive compensation plans in light of the Company’s goals and objectives of such plans; (ii) evaluating annually the performance of the Chief Executive Officer in light of the goals and objectives of the Company’s executive compensation plans and together with the other independent directors, determining and approving the Chief Executive Officer’s compensation level based on this evaluation; (iii) evaluating annually the performance of the other executive officers of the Company in light of the goals and objectives of the Company’s executive compensation plans, and setting the compensation of such other executive officers based on this evaluation; (iv) evaluating annually the appropriate level of compensation for Board and committee service by non-employee directors; (v) reviewing and approving any severance or termination arrangements to be made with any executive officer of the Company; (vi) reviewing perquisites or other personal benefits to the Company’s executive officers and directors and recommending any changes to the Board; (vii) reviewing and discussing with management the CD&A, included on page 21 of this Proxy Statement, and based on that review and discussion, recommending to the Board that the CD&A be included in the Company’s annual proxy statement or annual report on Form 10-K; (viii) preparing the Compensation Committee Report for inclusion in the annual proxy statement or annual report on Form 10-K; and (ix) reviewing the description of the Compensation Committee’s process and procedures for the consideration and determination of executive officer and director compensation to be included in the Company’s annual proxy statement.

The Compensation Committee from time to time uses independent compensation consultants to provide advice and ongoing recommendations regarding executive compensation. In 2013, the Company engaged Towers Watson as a compensation consultant. The Compensation Committee also engaged an independent advisor, Mr. Gerrit Aronson. Mr. Aronson reported directly to the Compensation Committee with respect to executive compensation matters. For additional information regarding the role of each of these compensation consultants and the scope of their engagement, see page 30 of this Proxy Statement. In addition to providing advice on the amount and form of executive compensation, Towers Watson conducted an employee engagement/quality assurance survey for the Company. The Company paid Towers Watson a total of approximately $264,511 for services provided in 2013. Of this amount, approximately $58,000 was paid as a result of the executive compensation consulting work and approximately $206,511 was paid in connection with the aforementioned survey. The decision to use Towers Watson for the employee engagement/quality assurance survey was made by the Vice President of Quality and Manufacturing and the Vice President of Human Resources and was not presented for approval by the Compensation Committee or the full Board. Mr. Aronson did not provide any services in 2013 beyond the scope of his engagement with the Compensation Committee.

The Compensation Committee considered the independence of Towers Watson and Mr. Aronson in light of new SEC rules and NYSE listing standards. The Compensation Committee also received a letter from each of Towers Watson and Mr. Aronson addressing their independence. The Compensation Committee considered the following factors in determining the independence of the compensation consultants: (i) other services provided to the Company by each of Towers Watson and Mr. Aronson; (ii) fees paid by the Company as a percentage of Towers Watson’s and Mr. Aronson’s total revenue; (iii) policies or procedures maintained by Towers Watson and Mr. Aronson that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and any member of the Compensation Committee; (v) any Company stock owned by the individual consultants involved in the engagement; and (vi) any business or personal relationships between the Company’s executive officers and Mr. Aronson or Towers Watson or the individual consultants involved in the engagement. The Compensation Committee discussed these independence factors and concluded that the work of Towers Watson and Mr. Aronson did not raise any conflicts of interest.

The Compensation Committee may form subcommittees for any purpose it deems appropriate and may delegate to any subcommittee such power and authority as it deems appropriate provided that no subcommittee shall consist of fewer than two members and that the Compensation Committee shall not delegate any power or authority required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole. Under the Company’s 1997 Stock Incentive Plan, as amended and restated (the “1997 Plan”), the Compensation Committee may, to the extent that any such action will not prevent the 1997 Plan from complying with applicable rules and regulations, delegate any of its authority thereunder to such persons as it deems appropriate.

The Vice President for Human Resources of the Company generally acts as Secretary of the Compensation Committee.

The Compensation Committee can be contacted as follows:

The Compensation Committee

c/o Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20 600

Fax: +46 8 587 20 633

E-mail: legalaffairs@autoliv.com

Communications with the committee are not screened and can be made anonymously. The Chairman of the committee receives all such communications after it has been determined that the content represents a message to the committee.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised exclusively of directors who have never been employed by the Company and who are “independent” as defined in the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. No executive officer of the Company served as a member of the compensation committee of another entity, one of whose executive officers served on the Company’s Compensation Committee. No executive officer of the Company served as a director of another entity, one of whose executive officers either served on the compensation committee of such entity or served as a director of the Company.

Compensation Committee Report1

The Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis, and based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2014 Annual Meeting Proxy Statement and incorporated by reference into the Company’s 2013 Annual Report on Form 10-K.

James M. Ringler, Chairman

Xiaozhi Liu

George A. Lorch

The Swedish Corporate Governance Code

Swedish companies with shares admitted to trading on a regulated market in Sweden, including the NASDAQ OMX Stockholm Exchange (the “OMX”), are subject to the Swedish Corporate Governance Code (the “Swedish Code”). This is a codification of “best practices” for Swedish listed companies based on Swedish practices and circumstances. The Swedish Code follows a “comply or disclose” approach; its recommendations are not binding on companies but if its recommendations are not complied with, the deviation must be explained. A non-Swedish company listed in Sweden can elect to either apply the Swedish Code or the corresponding local

[1]	The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, whether made on, before, or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

rules and codes where the company’s shares have their primary listing or where the company is headquartered. As a Delaware corporation with its primary listing on the NYSE, the Company has elected to apply U.S. corporate governance rules and standards. These U.S. rules and standards are described in the “Corporate Governance” section beginning on page 84 of the Company’s 2013 Annual Report on Form 10-K. In addition, this Proxy Statement provides detailed information on various subjects covered by the Swedish Code.

Forward-Looking Statements

This Proxy Statement contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. For example, forward-looking statements include, without limitation, statements relating to industry trends (including light vehicle production), business opportunities, sales contracts, sales backlog, and on-going commercial arrangements and discussions, as well as any statements about estimated sales, operating margin, effective tax rate, or other future operating performance or financial results.

In some cases, you can identify these statements by forward-looking words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “likely,” “might,” “will,” “should,” or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words.

All forward-looking statements, including without limitation, management’s examination of historical operating trends and data, are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements.

Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in global light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier; market acceptance of our new products; changes in general industry market conditions or regional growth or declines; changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives discussed herein and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies; consolidations or restructuring; divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in program awards and performance; the financial results of companies in which Autoliv has made technology investments or joint-venture arrangements; pricing negotiations with customers; our ability to be awarded new business; product liability, warranty and recall claims and other litigation and customer reactions thereto; higher expenses for our pension and other postretirement benefits including higher funding requirements of our pension plans; work stoppages or other labor issues at our facilities or at the facilities of our customers or suppliers; possible adverse results of pending or future litigation or infringement claims; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified in Item 1A “Risk Factors” and Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 10-K for the year ended December 31, 2013. The Company undertakes no obligation to update publicly or revise any forward-looking statements in light of new information or future events.

For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update any such statement.

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is information regarding the current executive officers of the Company who are not also directors (information about Mr. Jan Carlson, Director, President and Chief Executive Officer, can be found on page 4):

Mats Adamson, age 54, Vice President Human Resources, appointed on June 1, 2010. Prior to assuming his current position, Mr. Adamson was Senior Vice President Group Human Resources at Swedish Match, a producer of smoke-free tobacco products, cigars and light products listed on the Stockholm Stock Exchange. He had held this position since 2007. From 1994 to 1997, Mr. Adamson was Human Resource Manager for Swedish Match’s Estonian subsidiary. In 1997, he was promoted to Human Resource Director for the Swedish Match North European Sales Region and in 1999 to Vice President Human Resources for the Swedish Match North Europe Division. Prior to joining Swedish Match, he held various human resource positions between 1990 and 1994 at Nordbanken, the predecessor of Nordea, the largest bank in the Nordic region. When Mr. Adamson started at Nordbanken he came from a successful career in the Swedish military.

Henrik Arrland, age 46, Vice President Purchasing, appointed on September 1, 2011. From 2009 until his appointment to this position, Mr. Arrland was Director for Production of Axles worldwide at Scania, the heavy truck maker. From 1990 through 1995, he was Sourcing Manager in Global Purchasing at Scania. He joined Autoliv in 1995 and held the position of Manager for Purchasing Coordination until 1997. From 1997 through 1998, he was Purchasing Manager at ITT Flygt, the global submersible pump supplier within ITT Group, after which he returned to Scania as Purchasing Manager for Cabs in Global Purchasing. In 2001, he was promoted to Purchasing Director in Trucks and Buses for Scania Latin America located in São Paulo, Brazil and in 2005 to Purchasing Director Powertrain in Scania Global Purchasing. Mr. Arrland has a Polytechnic College Exam and holds a Bachelor’s Degree in Business and Administration from Stockholm University.

Chang Ket Leong (“George Chang”), age 49, President Autoliv Asia, appointed on April 1, 2012. Mr. Chang has worked for Autoliv since 1997 when he started his career as Regional Purchasing Manager for Autoliv Asia Pacific. Prior to assuming his current position, he was President of Autoliv China, an operation that, under his leadership, grew its sales from $10 million in 2000 to more than $1.1 billion in 2011. Mr. Chang holds a Bachelor Degree in Mechanical (Aeronautical) Engineering from the University of Technology in Malaysia and an MBA from the Heriot Watt University in Edinburgh, Scotland.

Steven Fredin, age 52, President Autoliv Americas Region, appointed on March 2, 2011. Mr. Fredin has worked for Autoliv since 1988 and has been a key technical leader in virtually all of Autoliv’s product areas. Prior to assuming his current position, he was Vice President Engineering of the Company. Mr. Fredin has also served as Director Global System Development of the Company and Vice President of Seatbelt Development for Autoliv North America. Mr. Fredin holds a Bachelor of Science degree in Mechanical Engineering from Michigan Technological University.

Thomas Jönsson, age 47, Vice President of Corporate Communications, appointed on May 1, 2013. Prior to joining Autoliv on January 21, 2013, Mr. Jönsson was Vice President of Brand and External Communications for TeliaSonera, the leading Nordic and Baltic telecommunications company listed on the OMX Nordic Exchange, a position he held from June 2010 to December 2012. Before joining TeliaSonera, Mr. Jönsson had an international career in communications working for Nokia, a global telecommunications company, which he joined in 1999. During his 11 years with Nokia, he held various positions in Sweden, the United Kingdom, Finland, and China. Mr. Jönsson started his career in communications with Intel Corporation in 1996. He studied Business Administration from the University of Stockholm.

Johan Löfvenholm, age 44, Vice President Engineering, appointed on November 1, 2011. Mr. Löfvenholm has worked for Autoliv since 1995 when he started his career as a trainee. Since then he has held several positions within the Company, such as Product Development Manager of Autoliv Sweden and Tech Center Director of Autoliv Sweden. In December 2004, Mr. Löfvenholm took on a regional responsibility when he was appointed Director of Technical & Marketing for Autoliv Asia Pacific. In this role he was also a member of the Asia Pacific Management Team as well as a member of the Autoliv Research & Development Board. In January 2008, Mr. Löfvenholm was appointed President of Autoliv India and was responsible for all Autoliv operations in India and in parallel also engaged in his previous engineering role. In July 2010, Mr. Löfvenholm took on the position of

Vice President Electronics Europe, with responsibility for all passive electronic operations in Europe as well as membership on the Autoliv Europe and Electronics Management Board teams. Mr. Löfvenholm holds a Master of Science in Engineering from Chalmers University of Technology in Gothenburg, Sweden.

Svante Mogefors, age 59, Vice President Quality and Manufacturing, appointed on April 1, 2005, after having been Director Corporate Quality of Autoliv AB since 2003. In March 2009, Mr. Mogefors took the additional role of Vice President Manufacturing. Mr. Mogefors initially joined Autoliv in 1985 and has experience in several roles within the Company, including in the areas of product development, process implementations and quality control. Between 1990 and 1996, Mr. Mogefors was for a period President of Lesjöfors Herrljunga AB and for another period President of Moelven E-Modul AB. Mr. Mogefors holds a Master of Science degree from the Chalmers University of Technology in Gothenburg, Sweden.

Anthony Nellis, age 46, Interim Vice President Legal Affairs, General Counsel and Secretary since January 2014. Mr. Nellis joined Autoliv in 2001 as Associate General Counsel for North American region and since May 2010 has held the position of Vice President of Legal for Autoliv Asia. Prior to joining Autoliv, Mr. Nellis was a litigation partner in the Detroit-based firm of Kitch Drutchas. Mr. Nellis holds a law degree from the University of Detroit and is admitted to practice law in the State of Michigan.

Jonas Nilsson, age 42, President Autoliv Europe, appointed on January 10, 2014. Prior to assuming his current position, Mr. Nilsson was the Senior Vice President of European Operations at IAC Group, a designer and manufacturer of interior products for the global automotive market, a position he held since March 2012. Between 2010 and 2012, Mr. Nilsson was the COO at Franke Kitchen Systems group, based in Aarburg, Switzerland, a global designer and marketer of kitchens systems. Prior to this, between January 2008 and January 2010, Mr. Nilsson was with Visteon as the Director of European Operations at the interiors division as well as the Business Unit Director of the Volvo Trucks, Renault and Nissan divisions. Prior to this, Mr. Nilsson worked for Lear Corporation between December 1999 and January 2008, in various roles of increasing responsibility such as Plant Manager, Operations Director and Business Unit Director based in Gothenburg, Sweden; Paris, France and Munich, Germany. Mr. Nilsson has a BSc in Engineering from the Chalmers University of Technology in Gothenburg and an EMBA from ECSP Europe.

Jan Olsson, age 59, Vice President Research, appointed on April 1, 2005. On March 2, 2011, Mr. Olsson was also appointed acting Vice President Engineering, a temporary position he held during 2011 until Mr. Löfvenholm was appointed to the position. Mr. Olsson joined Autoliv in 1987, and was previously Vice President Engineering from 1997 to 2005, President of Autoliv Sverige AB from 1994 to 1997 and Manager of Engineering of Autoliv Sverige AB from 1989 until August 1994. Mr. Olsson holds a Master of Science degree from the Chalmers Institute of Technology in Gothenburg, Sweden.

Steve Rodé, age 52, President Autoliv Electronics, appointed on April 1, 2007. Mr. Rodé joined Autoliv in 2002, as part of the acquisition of Visteon Restraint Electronics. As Vice President of Autoliv Electronics America, he was responsible for the successful integration and growth of the North American electronics team. In 2007, he was given responsibility for global electronics and has been a leader in the growth of the Company’s Active Safety business. Between 1985 and 2002, he held positions in manufacturing and product development at Ford Electronics and Visteon. Mr. Rodé holds a Bachelor of Applied Science degree in Mechanical Engineering from the University of Waterloo in Canada.

Franck Roussel, age 48, Vice President Operational Projects and Global Work Stream Leader, appointed January 2014. Mr. Roussel served as Interim President of Autoliv Europe from April 2013 through January 2014. Mr. Roussel joined Autoliv in 1994 and has held several leadership positions such as Plant Manager for Autoliv Turkey and Managing Director for Autoliv Steering Wheels and Inflators, both in China. He is an engineering graduate of C.E.S.T.I. (Institut Supérieur de Mécanique de Paris) where he specialized in mechanical and industrial engineering.

Lars Sjöbring, age 46, served as Vice President Legal Affairs, General Counsel and Secretary from September 2007 until December 2013. Prior to joining Autoliv, Mr. Sjöbring held various positions with Telia AB, the predecessor to TeliaSonera AB; Skadden Arps, Slate, Meagher and Flom LLP; and most recently prior to joining Autoliv, was Director Legal, M&A at Nokia Corp. Mr. Sjöbring holds Master of Law degrees from the

University of Lund in Sweden; Amsterdam School of International Relations (ASIR) in the Netherlands; and Fordham University School of Law in New York. Mr. Sjöbring is admitted to practice law in the State of New York. Mr. Sjöbring resigned from the Company effective February 28, 2014.

Mats Wallin, age 49, Vice President and Chief Financial Officer, appointed on July 9, 2009 after having been Corporate Controller of Autoliv since 2002. Mr. Wallin was also acting Chief Financial Officer of the Company for four months during 2008. Mr. Wallin joined Autoliv in 2002, and oversaw the initial implementation of compliance procedures relating to the Sarbanes-Oxley Act of 2002, as amended. Between 1985 and 2002, Mr. Wallin held various positions in ABB, a global leader in power and automation technologies. He holds a Bachelor of Science in Business Administration and Economics from the Uppsala University in Sweden.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 2013 for each person known by us to beneficially own more than 5% of our common stock, except where otherwise noted, and as of February 28, 2014 for (i) each of our directors and nominees; (ii) our named executive officers (as defined on page 21 below); and (iii) all of our directors, named executive officers and executive officers as a group.

	Common Stock Beneficially Owned(1)(2)

Name of Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
Alecta pensionsförsäkring, ömsesidigt (3)
Regeringsgatan 107, SE-103 73
Stockholm, Sweden	8,037,500	8.5%
AMF Pensionsförssäkring AB (4)
Klara Södra Kyrkogata 18 113 88
Stockholm, Sweden	5,948,280	6.3%

Directors and Named Executive Officers
Robert W. Alspaugh	3,697	*
Jan Carlson	168,036	*
George Chang	9,436	*
Steve Fredin	17,313	*
Xiaozhi Liu	1,345	*
George A. Lorch	1,719	*
Lars Nyberg	2,689	*
James M. Ringler	2,380	*
Kazuhiko Sakamoto	1,345	*
Lars Sjöbring (5)	0
Mats Wallin	26,798	*

All directors, named executive officers and executive officers as a group (19 individuals)(6)	289,405	*

* Less than 1%

(1)	Based on 94,206,283 shares of the Company’s common stock outstanding as of February 28, 2014. The figures in the table and notes thereto represent beneficial ownership and sole voting and investment power except where indicated.

(2)	Includes shares which the following individuals have the right to acquire upon exercise of options exercisable within 60 days and restricted stock units vested as of February 28, 2014, or within 60 days therefrom: Jan Carlson, 112,175 shares, George Chang, 6,274 shares, Steve Fredin, 14,980 shares, Lars Sjöbring, 0 shares, and Mats Wallin, 21,290 shares.

(3)	The amounts shown and the following information were provided by Alecta pensionsförsäkring, ömsesidigt pursuant to Amendment No. 4 to its Schedule 13G filed with the SEC on February 3, 2014, indicating beneficial ownership as of December 31, 2013 based on 94,396,500 outstanding shares of the Company’s common stock. Alecta pensionsförsäkring, ömsesidigt reported sole power to vote and dispose of all such shares.

(4)	The amounts shown and the following information were provided by AMF to the Company pursuant to Amendment No. 1 to its Schedule 13G filed with the SEC on March 17, 2014 indicating beneficial ownership as of December 31, 2013 based on 94,396,500 outstanding shares of the Company’s common stock.

(5)	Mr. Sjöbring was the Company’s Vice President – Legal, General Counsel and Secretary until December 2013 and resigned from the Company effective February 28, 2014.

(6)	Includes 182,373 shares issuable upon exercise of options exercisable within 60 days and vesting of RSUs as of February 28, 2014.

RESPONSES TO STOCKHOLDER COMMENTS

We are committed to regularly corresponding with and listening to our stockholders and addressing, where appropriate, concerns raised by stockholders and by proxy advisory firms. In response to current themes in corporate governance, comments received in recent years, and as a reflection of the Company’s commitment to the highest standards of corporate governance, the Company notes the following:

Classification of the Board

This year we are presenting a proposal to the stockholders to amend the Company’s Restated Certificate to declassify the Board of Directors. See page 49.

Stock Ownership Guidelines for Directors and Executives

The Board has adopted a stock ownership policy (a) for our non-employee directors (effective January 1, 2012) and (b) for our executive officers (effective January 1, 2013).

Independent Chairman of the Board

Our current Chairman, Lars Nyberg, is an independent director under SEC and NYSE rules and regulations and, we believe, under the relevant standards applied by major proxy advisory firms.

Local Market and Modified Single Trigger Change-in-Control Provisions

We have traditionally provided our executives with contractual change-in-control and severance benefits. While we do not intend to modify our existing agreements, over the past several years, the Company has included updated provisions in its severance agreements for newly hired executives that provide benefits more in line with the local market practices where each executive resides. This has generally resulted in less-generous change-in-control provisions for executives. In 2011, the Company adopted a policy that any future severance agreements for newly hired executives will include double-trigger benefits (which are provided to the individual only if there is both the occurrence of a change in control and the involuntary or constructive termination of the individual within a designated protection period), rather than modified single-trigger arrangements (which are paid to an individual if he or she voluntarily terminates employment during a specified period following a change in control). Several of our executives, including two of our named executive officers, Steve Fredin and George Chang, currently have agreements with double-trigger arrangements. In 2012, the Company determined that, for newly-hired executives, change-in-control severance protection will only be offered if consistent with local market practice.

Discretionary Preferred Stock

The Board is authorized to issue up to 25,000,000 shares of preferred stock and has authority to determine voting rights, dividends, and conversion privileges for such preferred stock without separate stockholder approval. While some criticize the availability of this mechanism, the Board believes that this “discretionary preferred stock” is an important tool for the Board to maximize stockholder value if one stockholder or a group of stockholders seeks to exercise influence over the Company’s policies to the detriment of other stockholders.

Long-Term Equity Incentives in 2013

Compared to our U.S. peers, our management has a lower percentage of its total compensation composed of “at-risk” pay, which some have commented as not providing a strong enough incentive for long-term growth. This was exaggerated by the flat long-term incentive (LTI) values over the past five years, while other compensation components increased. To address this lack of a proportional increase in LTI values and to increase the overall “at-risk” pay, the Compensation Committee increased the 2013 LTI values by approximately 25%.

LTI Programs

The Company believes that, while its LTI programs for executives do not include performance-based equity awards, they are nonetheless useful for aligning their interests directly with stockholders and focusing on long-term stockholder value. The Board believes the relatively modest equity awards, including the approximately 25% increase in 2013 as described above, provide an appropriate level of equity without incentivizing inappropriate risk-taking that may result from more highly leveraged performance-based equity awards.

Discretion to Adjust Awards

The Compensation Committee has the discretion to adjust short-term incentive (STI) awards for extraordinary events. One proxy advisor suggested that this discretion should be eliminated or limited. The Board believes that such discretion is a useful tool by which the Compensation Committee can address extraordinary events. No such adjustments have been made since 2007, including during the extraordinary financial crisis in 2008-2009 (at which time no STIs were awarded), which demonstrates the caution with which the Compensation Committee applies this authority.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) describes the material elements of compensation awarded to, earned by, or paid to each of the Company’s “named executive officers” during the last completed fiscal year, and discusses the principles and decisions underlying our executive compensation policies and the most important factors relevant to an analysis of these decisions and policies.

In accordance with the relevant rules and regulations promulgated by the SEC, our “named executive officers” are Jan Carlson, our CEO, Mats Wallin, our CFO, and our three other executive officers who had the highest total compensation during 2013: George Chang (President Autoliv Asia), Steven Fredin (President Autoliv Americas) and Lars Sjöbring, our former Vice President Legal Affairs, General Counsel and Secretary.

Executive Summary

The following provides a brief overview of our fiscal 2013 compensation program:

•

We did not make any significant changes to the Company’s compensation components from 2012 to 2013. Total direct compensation for our named executive officers in 2013 continued to consist of base salary, target annual non-equity incentives, and long-term equity incentives.

•

The Compensation Committee continued to review market data for the regions in which such executives are located, as it has in prior years. Base salary, annual non-equity incentive levels and long-term equity incentive levels are benchmarked against the median of (i) the Swedish peer group for executives located in Sweden, (ii) a U.S. peer group for executives located in the U.S. and (iii) the Shanghai market data for executives in China.

•

The Compensation Committee’s objective is for our named executive officers’ total direct compensation (base salary plus target annual non-equity incentive award plus the expected value of long term incentives) to approximate the market median (+/- 25%). Base salary should comprise, on average over time, 40% of total direct compensation for the CEO and 50% for other named executive officers.

•	The Compensation Committee also reviews the total compensation (total direct compensation plus the Company’s contribution to the executive’s defined contribution plan) of our named executive officers.

•

The compensation of our named executive officers is significantly affected by our financial results. Our annual non-equity incentive is based on our operating income, and operating income in 2013 was 7.94% higher than in 2012. As a result, each of our named executive officers earned in 2013 annual non-equity incentive awards that were slightly above target.

•

The value of the long-term equity incentive awards granted to our executive officers for each of the past five years has remained unchanged, which has had the effect of reducing the percentage of total direct compensation that is “at-risk.” In light of this five-year period of flat LTI awards, and after considering the benefits of tying a significant portion of total direct compensation to long term incentives, the Compensation Committee increased the value of LTI awards granted in 2013 by approximately 25%.

•

Effective January 1, 2013, the Company adopted stock ownership guidelines for its executive officers. Pursuant to these guidelines, each executive officer is expected to accumulate and hold shares of Company common stock having a value at least equal to (i) 2x his annual base salary, in the case of the CEO, and (ii) 1x annual base salary, in the case of each executive other than the CEO. Executives are expected to make continuous progress toward their respective ownership requirements. Until the executive has satisfied the stock ownership guidelines, he or she will be required to retain 75% of the net sales proceeds (i.e., after taxes and fees) of the shares received upon settlement of restricted stock units granted on or after January 1, 2013.

2013 Executive Compensation Program

The following section of this CD&A focuses on the compensation paid to the named executive officers during 2013. A discussion of the Company’s compensation philosophy and program as a whole follows this section, and information regarding the market data referred to in this section may be found later in this CD&A.

Total Direct Compensation and Total Compensation

In reviewing and setting each element of compensation for 2013, the Compensation Committee reviewed 2012 total direct compensation levels against the median of the market data described later in this CD&A, with the objective of being within +/-25% of that median.

•	Messrs. Carlson’s, Wallin’s and Sjöbring’s 2012 total direct compensation was within the targeted range of the market median of the Swedish peer group in the same period.

•

Mr. Fredin’s 2012 total direct compensation (and total compensation, as described below) was below the targeted range of the market median of the U.S. peer group in the same period, primarily due to the target annual non-equity incentive award and the expected value of long term incentives being below the median of the U.S. peer group.

•

Mr. Chang’s 2012 total direct compensation (and total compensation, as described below) was above the targeted range of the market median of the Shanghai market data, primarily due to his base salary being above the median base salary reflected in the Shanghai market data, as discussed in greater detail below, for a number of reasons. Mr. Chang’s current base salary was set primarily by reference to internal benchmarks for other regional presidents, and also based on consideration of his compensation from his previous position as President of Autoliv China, during which time the Company’s operations in China achieved extraordinary growth.

The Compensation Committee also reviewed the total compensation (total direct compensation plus the Company’s contribution to the executive’s defined contribution plan) of our named executive officers, but, unlike the +/- 25% of market median benchmark for total direct compensation, the Compensation Committee does not target total compensation at a particular level or quartile within the relevant market data.

•	Mr. Carlson’s 2012 total compensation was approximately 8% above the median total compensation for the Swedish peer group in the same period.

•	Mr. Wallin’s 2012 total compensation was approximately 1% below the median total compensation for the Swedish peer group in the same period.

•	Mr. Chang’s 2012 total compensation was approximately 58% above the median total compensation reflected in the Shanghai market data in the same period.

•	Mr. Fredin’s 2012 total compensation was approximately 55% below the median total compensation for the U.S. peer group in the same period.

•	Mr. Sjöbring’s 2012 total compensation was approximately 9% below the median total compensation for the Swedish peer group in the same period.

2013 Base Salaries

In determining base salary levels for 2013, the Compensation Committee reviewed the relevant market data (including 2012 total direct compensation levels), the Company’s financial performance in 2012, the individual performance of each named executive officer (both throughout the course of his tenure with the Company and during 2012), information provided by the Vice President, Human Resources, and the recommendations of the CEO with respect to the base salaries for the named executive officers other than himself. Based on such review, the Compensation Committee approved the following adjustments:

•

Mr. Carlson’s 2012 base salary was 17% below the median base salary for the Swedish peer group in the same period. Based on such market data and the Compensation Committee’s review as described above, the Compensation Committee approved a 5% base salary increase in 2013. Mr. Carlson’s base salary comprised approximately 47% of his total direct compensation in 2013.

•

Mr. Wallin’s 2012 base salary was approximately 7% below the median base salary for the Swedish peer group in the same period. Based on such market data and the Compensation Committee’s review as described above, the Compensation Committee approved a 6% base salary increase in 2013. Mr. Wallin’s base salary comprised approximately 54% of his total direct compensation in 2013.

•

Mr. Chang’s 2012 base salary was approximately 29% above the median base salary reflected in the Shanghai market data in the same period. Based on such market data and the Compensation Committee’s review as described above, the Compensation Committee approved a 5% base salary increase in 2013. Mr. Chang’s base salary comprised approximately 52% of his total direct compensation in 2013.

•

Mr. Fredin’s 2012 base salary was approximately 16% below the median base salary for the U.S. peer group in the same period. Based on such market data and the Compensation Committee’s review as described above, the Compensation Committee approved a 9% base salary increase in 2013. Mr. Fredin’s base salary comprised approximately 52% of his total direct compensation in 2013.

•

Mr. Sjöbring’s 2012 base salary was approximately 12% below the median base salary for the Swedish peer group in the same period. Based on such market data and the Compensation Committee’s review as described above, the Compensation Committee approved a 6% base salary increase in 2013. Mr. Sjöbring’s base salary comprised approximately 54% of his total direct compensation in 2013.

2013 Annual Non-Equity Incentive Awards and Total Target Cash Compensation

Our named executive officers have an opportunity to earn an annual non-equity incentive award based upon the Company’s operating income. Target amounts are reflected as a percentage of each executive’s base salary. In addition to the 2012 total direct compensation levels discussed above, in determining the target annual non-equity incentive opportunities for the named executive officers, the Compensation Committee also considered (i) the total target cash compensation (base salary plus target annual non-equity incentive award) of each named executive officer compared to the median of the relevant market data in 2012, and (ii) the percentage of total direct compensation comprised of the target annual non-equity incentive compensation in 2013, each of which is summarized below.

•

Mr. Carlson’s 2012 total target cash compensation was 4% below the median total target cash compensation of the Swedish peer group in the same period. Mr. Carlson’s target annual non-equity incentive award for 2013 comprised approximately 28% of his total direct compensation in 2013.

•

Mr. Wallin’s 2012 total target cash compensation was 9% below the median total target cash compensation of the Swedish peer group in the same period. Mr. Wallin’s target annual non-equity incentive award for 2013 comprised approximately 19% of his total direct compensation in 2013.

•

Mr. Chang’s 2012 total target cash compensation was 31% above the median total target cash compensation reflected in the Shanghai market data in the same period. Mr. Chang’s target annual non-equity incentive award for 2013 comprised approximately 23% of his total direct compensation in 2013.

•

Mr. Fredin’s 2012 total target cash compensation was 34% below the median total target cash compensation of the U.S. peer group in the same period. Mr. Fredin’s target annual non-equity incentive award for 2013 comprised approximately 23% of his total direct compensation in 2013.

•

Mr. Sjöbring’s 2012 total target cash compensation was 7% below the median total target cash compensation of the Swedish peer group in the same period. Mr. Sjöbring’s target annual non-equity incentive award for 2013 comprised approximately 19% of his total direct compensation in 2013.

Based in part on its review of the relevant market data (including 2012 total direct compensation levels), and in part on the individual performance of each named executive officer, information provided by the Vice President, Human Resources, and the recommendations of the CEO with respect to the target amounts for the named executive officers other than himself, the Compensation Committee determined not to make any changes to the target annual non-equity incentive opportunities for any of the named executive officers for 2013. The target annual non-equity incentive opportunity for each of the named executive officers is set forth on page 34 of this Proxy Statement.

The Company’s 2013 operating income was approximately 7.94% above the 2012 operating income; accordingly, each named executive officer received a slightly above-target level annual non-equity incentive award.

Discretionary Bonus. In light of the exceptional legal demands of the Company’s various ongoing antitrust investigations and related matters, the Company paid Mr. Sjöbring a $76,093 discretionary bonus in 2013.

2013 Equity Incentive Awards

Equity incentive awards in the form of stock options and restricted stock units are an important component of our named executive officers’ total direct compensation. In addition to reviewing the 2012 total direct compensation levels discussed above to determine the assumed value of equity incentive awards to grant to each of the named executive officers in 2013, the Compensation Committee also considered the percentage of total direct compensation comprised of the assumed value of the executive’s equity incentive awards, as summarized below. Based on its review, the Compensation Committee decided to increase LTI values in 2013 by approximately 25%. The assumed value of Mr. Carlson’s 2013 equity award comprised approximately 24% of his total direct compensation in 2013.

•	The assumed value of Mr. Wallin’s 2013 equity award comprised approximately 27% of his total direct compensation in 2013.

•	The assumed value of Mr. Chang’s 2013 equity award comprised approximately 25% of his total direct compensation in 2013.

•	The assumed value of Mr. Fredin’s 2013 equity award comprised approximately 25% of his total direct compensation in 2013.

•	The assumed value of Mr. Sjöbring’s 2013 equity award comprised approximately 27% of his total direct compensation in 2013.

The “assumed value” of the equity awarded to the named executive officers is discussed on page 28, under the heading “How We Value Equity Awards,” and the amounts are set forth on page 39 of this Proxy Statement.

On February 13, 2014, the Company corrected an administrative error in the exercise price of the options granted to certain employees, including the named executive officers, in February 2013, none of which had been exercised at the time of the correction. The administrative error related to the use of the closing price of the Company’s common stock on the day prior to the grant date, rather than the closing price on the grant date in accordance with the Company’s 1997 Plan. The error was identified by the Company and immediately corrected.

2013 Additional Benefits

The Company’s executive compensation program also includes certain retirement benefits (see page 40 of this Proxy Statement) and certain other items of compensation, such as a company car. Based on the advice from Towers Watson, the Compensation Committee believes these benefits are appropriate for each of our named executive officers. As discussed above, the Compensation Committee includes the value of the Company’s contribution to the executive’s defined contribution plan in its review of the executive’s total compensation.

Compensation Philosophy and Overview

The Company believes that to achieve its strategic and financial objectives, it is necessary to attract, motivate and retain above-average management talent. In addition, total compensation offered to our executive management should ideally be based on local markets yet provide a shared responsibility for overall Company results which is aligned with the interests of the Company’s stockholders. Our compensation strategy is therefore based on principles of performance, competitiveness and fairness. In furtherance of these objectives, the Company sought a balanced distribution of fixed and variable incentive compensation elements over time by using several components of compensation. The Company believes that such a balanced compensation structure focuses our executive officers on long-term stockholder value while providing fewer incentives for undue risk in the short-term.

We also consider the competitive environment where our significant operations and markets are located in order to provide a compensation package that optimizes value to the participant and cost to the Company. The Compensation Committee and management believe that it is their responsibility to use discretion and make informed judgments as to individual compensation packages or pay levels that may occasionally deviate above or below our target pay strategy based on such factors as:

•	Individual performance and potential relative to market.

•	Long-term succession planning and talent management.

•	Business conditions in our industry or the market overall as well as business or regulatory conditions in the executive’s area of responsibility.

•	Cases where individuals are asked to step into new roles and responsibilities for specific projects or strategic initiatives.

To meet our compensation philosophy, the compensation programs we provide have the following objectives:

OBJECTIVES

Objective A	Offer total compensation and benefits sufficient to attract, motivate and retain the management talent necessary to ensure the Company’s continued success.

Objective B	Align the interests of the executives and the stockholders.

Objective C	Reward performance in a given year and/or over a sustained period using straightforward programs to communicate our performance expectations.

Objective D	Encourage company-wide cooperation among members of the executive, regional and business unit management teams and throughout the Company.

Key Elements of Executive Compensation Program

With these objectives in mind, our Compensation Committee has built an executive compensation program within a framework that includes three principal compensation components: base salary, annual non-equity incentives, and equity incentives pursuant to our long-term stock incentive program. The Company’s compensation program also includes retirement benefits and additional contractual arrangements to clarify the Company’s and the executive’s obligations under separation events such as a termination of employment or change in control of the Company.

The following tables summarize each of these programs, including how we establish and administer the compensation, benefits and executive programs and agreements. The Company generally sets cash-based compensation (including for all of our named executive officers) in the local currency of the country of service. Accordingly, the Company set compensation in Swedish kronor (“SEK”) for Messrs. Carlson, Sjöbring and Wallin, in U.S. dollars (“USD”) for Mr. Fredin and in Chinese Yuan Renminbi (“CNY”) for Mr. Chang. The exchange rate trend of the U.S. dollar impacts the U.S. dollar amounts of compensation reported in this Proxy Statement. For ease of reference, we use the following exchange rates throughout this Proxy Statement: 1 USD = 6.5709 SEK = 6.0938 CNY. The rates used represent the exchange rate as of November 29, 2013. For historic numbers, we have converted the compensation paid in prior years by the same exchange rate in order to facilitate comparison. Thus, while the historic amounts paid do not change, due to fluctuations in exchange rates, amounts reflecting historic figures in this Proxy Statement may differ significantly from disclosure in previous years.

We also note that the exchange rate prevailing at the time of the Compensation Committee’s review of compensation levels (generally this occurs in the December prior to the year in which the compensation is paid) may vary, compared to the exchange rates prevailing at the time this Proxy Statement is filed (generally the proxy statement is prepared early in the year following the year in which the compensation was paid).

Annual Compensation – Base Salary – Objective A

Purpose. Provides a set level of pay that sustained individual performance warrants. We believe a competitive base salary is important to attract and retain an appropriate caliber of talent for the position.

How We Determine Base Salaries. The initial base salary pay levels are primarily a function of the Compensation Committee’s assessment of the market where the executive will be located, the compensation required to induce the executive to accept a position at the Company and the Company’s need to fill the position either internally or externally.

The base salaries of our named executive officers are reviewed every year. The Compensation Committee considers changes in base salary levels after it reviews the base salary levels of the relevant peer group or local market data (per position), as well as the level of base salary annual increases in each of the major markets from where the Company may source executive talent. The Compensation Committee seeks to meet median base salary levels of the relevant peer group or local market data over time (please see the section on “Executive Compensation Process” below). For 2013, this adjustment process applied to all named executive officers.

In addition to market data, the Compensation Committee also reviews the Company’s financial performance, the named executive officers’ individual performance, input from the Vice President, Human Resources, and the recommendations of the CEO with respect to the base salaries for the named executive officers other than himself. The Compensation Committee reviews, provides feedback and approves the final recommendations for the compensation of our named executive officers.

Historically, base salaries for our named executive officers and other senior executive officers have comprised roughly half of the total of the three elements of total direct compensation mentioned earlier in this CD&A.

Annual Compensation – Annual Non-Equity Incentives – Objectives A, B, C & D

Purpose. Recognizes short-term performance against established annual financial performance goals of the Company (payable in the year following the year in which it was earned).

How We Determine Annual Non-Equity Incentives. For our named executive officers and most other executives, the Company pays an annual non-equity incentive based on a “target amount” and the Company’s “Operating Income.” Target amounts are a percentage of the executive’s base salary (for details on the target amounts for our senior executives see page 34 of this Proxy Statement). Annual non-equity incentive awards are determined by awarding a percentage of the target amount based on the Company’s “Operating Income” in the year for which the bonus is calculated compared with the previous year’s Operating Income.

•	Threshold: If the Operating Income is 70% or less of the previous year’s Operating Income, the Company does not pay any annual incentive.

•	Maximum: If the Operating Income is 130% or more of the previous year’s Operating Income, the payment equals two times the target amount, the maximum payment under the program.

•

Target: Where the relevant Operating Income is between 70% and 130% of the previous year’s Operating Income, the incentive is calculated through linear interpolation (“along a straight line”) between said levels.

For more information on these profit targets, please see the table in the section “Executive Compensation Implementation – Annual Non-Equity Incentive” below.

The Company believes that using a single, established profit measure provides clear direction to our executives and promotes our goal of a “one team” approach through shared responsibility for overall results. In addition, the Company believes that a single performance metric enhances the transparency of our annual incentive program and provides easy-to-understand information to our investors. Finally, we believe a metric based on overall Company performance rather than individual or local performance mitigates the risk of excessive risk-taking that could arise from individual performance based incentives. We believe this simple, transparent approach supports good corporate governance, a belief that is evidenced by the program operating largely unchanged for several years.

However, the Company also recognizes that using a single performance metric has limitations. For instance, where the overall market for the Company’s products is impacted by extraordinary economic circumstances, a single performance metric based on profit may result in no annual non-equity incentive awards being attainable, even if the Company out-performs its competitors and the overall market. Similarly, extraordinary, non-recurring events may also impact whether annual non-equity incentive awards are attained or not, resulting in unintended incentives for management. Therefore, the Compensation Committee may exercise its discretion, subject to the terms and conditions of the Company’s compensation plans, to propose certain adjustments to this performance metric. The Compensation Committee has not exercised such discretion in recent years, including in 2013.

The Compensation Committee reviews the annual non-equity incentive opportunities for each of our named executive officers every year. Historically, target annual non-equity incentive opportunities for our named executive officers have comprised approximately 20-30% of our named executive officers’ total direct compensation.

Long-Term Incentives – Equity Incentives – Objectives A, B & C

Purpose. Provides our executive officers with a long-term incentive to build value for our stockholders. We award both stock options and restricted stock units (RSUs) under our stock incentive program.

•	Options have value only if the stock price increases over time and thus reward creating value for stockholders.

¡

This characteristic ensures that our named executive officers have a meaningful portion of their compensation tied to future stock price increases and there is an upside incentive for positive stock price performance.

¡	In periods of flat or negative stock performance, however, options provide only limited retention value.

•

The compensation value of an RSU does not depend solely on future stock price increases. Although the value of an RSU may fluctuate over time based on the stock price, the Company believes that RSUs provide a more powerful tool to retain valuable executives because:

¡	RSUs are easy to understand and communicate;

¡	RSUs balance the issuance of options in that they help to mitigate leverage and reduce the incentive to focus on short-term growth;

¡	by vesting after three years, RSUs encourage the executive to stay with the Company or forfeit significant accumulated value, even in periods of flat or negative stock performance; and

¡	by vesting after three years, RSUs also mitigate excessive risk-taking by focusing management on long-term value creation and avoiding excessive risk taking.

The Compensation Committee generally allocates equity incentives at a ratio of three options per RSU granted to our named executive officers.

How We Determine Long-Term Equity Incentives. The Compensation Committee begins its process for determining the grant levels based on a review of competitive market pay levels and trends provided by the independent compensation consultants, a review of historical grant levels, and the recommendations of our CEO for grants to senior executives. The Compensation Committee then approves the number of stock options and RSUs to be granted to the CEO and to other senior executives (including the other named executive officers). The Compensation Committee has delegated the authority for the determination and allocation of certain grants under our long-term incentive plan to the CEO, subject to established grant limits and the Compensation Committee’s review.

Over time, the Compensation Committee has granted equity to our named executive officers at levels consistent with the overall long-term incentive levels outlined below. The Compensation Committee also considers the resulting total direct compensation of our named executive officers relative to the benchmark median levels of total direct compensation of our peer groups or local market data, subject to any modifications the Compensation Committee believes are necessary, based on individual performance, industry conditions and other criteria as discussed in “Compensation Philosophy and Overview” above.

Where deemed necessary, the Compensation Committee may also grant stock options and/or RSUs for retention or compensation purposes outside the normal annual grant process and/or in connection with new hires.

How We Value Equity Awards. For accounting purposes, and to calculate the grant-date fair value of awards for disclosure in this Proxy Statement, we follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. However, when internally assessing and communicating equity compensation, we use a simplified model which assumes that the value of a RSU is the closing price for a share of our common stock on the NYSE on the day of the grant and that the value of an option is one-third that of a RSU. While admittedly simplified, this provides a simple and understandable tool to communicate the value of equity awards internally.

Long-term equity incentives for our named executive officers are intended to represent a significant part of their total direct compensation. Historically, the assumed value of long-term equity incentive awards has comprised approximately 30-40% of our named executive officers’ total direct compensation. As discussed earlier in this CD&A, the assumed value of the 2013 equity awards was below this range for the past few years. Accordingly, the Compensation Committee adjusted long-term equity incentive award values effective for 2013, as discussed earlier in this CD&A.

Retirement/Post-Employment Compensation – Pension / Retirement Benefits – Objective A

Autoliv operates certain supplemental retirement benefit programs, in addition to the mandatory programs required by local national statutes, and maintains defined benefit or defined contribution plans for our named executive officers that are competitive with customary local practice. The programs’ terms are as follows:

Defined Contribution Programs (individual retirement investment from Company contributions). Since 2007, all newly hired or promoted senior executives participate in defined contribution plans rather than defined benefit plans (with the exception of certain senior executives that participate in location-specific defined benefit plans, as in the case of Mr. Fredin). Currently, Messrs. Carlson, Wallin, Chang and Sjöbring participate in this program. The Company contributes a percentage of each executive’s annual base salary to the plan, as follows: (i) Mr. Carlson, 48%; (ii) Mr. Wallin, 35%; (iii) Mr. Chang, 25%; and (iv) Mr. Sjöbring, 35%. During 2013, Mr. Fredin participated in a 401(k) plan available to U.S. based employees. Under this plan, the Company makes an employer matching contribution equal to 100% of the first 3%, and then equal to 50% of the next 2% of employee contributions (expressed as percentage of base pay), up to certain limits. Mr. Fredin also participated in a non-qualified defined contribution plan, pursuant to which the Company matches 80% of employee contributions up to 7% of annual base pay.

Defined Benefit Program. As noted above, since 2007, with certain exceptions, all newly hired or promoted senior executives participate in a defined contribution plan rather than a defined benefit plan. The program’s normal retirement age, with certain exceptions, is 65. Mr. Carlson participated in a Company defined benefit plan prior to becoming CEO. Mr. Fredin participates in a U.S. tax-qualified defined benefit plan, as well as a supplemental defined benefit plan. Additional information regarding these plans is described later under “Pension Benefits.” Other than Messrs. Carlson and Fredin, none of our named executive officers are parties to a defined benefit arrangement with the Company.

Based on advice from our benefits consultants, the Company believes these benefits are consistent with the benefits of large Swedish companies. The Company periodically reviews competitive market practices to take advantage of cost-saving opportunities and to ensure our retirement benefits are competitive and cost efficient for our non-executive officers and for the Company.

Retiree Medical Plan. Mr. Fredin is covered by a retiree medical plan, pursuant to which, upon his attaining age 55 and a minimum of 15 years of service, the Company will make a premium contribution of $33.33 per month for each year of service from age 55 to 65 and $8.33 per month for each year of service for ages 65 and over. This plan was available to all employees of Autoliv ASP hired prior to 2004, at which time the plan was frozen to new participants. The plan may be terminated at any time for both current employees and current retirees/participants with no obligation or benefit payout.

Retirement/Post-Employment Compensation – Change in Control/Severance – Objectives A & B

Each of our named executive officers has an employment agreement with the Company, pursuant to which he is entitled to certain severance benefits in the event of his termination of employment. A detailed summary of the terms of these agreements is provided on page 42 of this Proxy Statement.

In addition, each of our named executive officers has a change-in-control (“CiC”) severance agreement with the Company, pursuant to which the executive is entitled to certain severance benefits in the event of his termination of employment in connection with a CiC (which benefits would be in lieu of any benefits under the employment agreement). These arrangements are provided to our most senior executive officers as a competitive pay package component to encourage executives to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes. A detailed summary of the terms of these agreements is provided on page 42 of this Proxy Statement.

Each of Messrs. Carlson’s, Wallin’s and Sjöbring’s CiC agreements contains a “modified single-trigger,” which means that the executive may terminate his employment for any reason during the 30-day period commencing one year after the CiC and be entitled to severance benefits provided under the CiC agreement. While the Company has not amended their CiC agreements, in December 2010, the Board of Directors approved a policy limiting future CiC agreements to a “double-trigger” arrangement, which means that the severance benefit is not provided unless the participant incurs an involuntary termination within a designated period following a CiC. Messrs. Chang’s and Fredin’s CiC agreements are consistent with this policy. In addition, in November 2011, the Board of Directors approved a policy providing that new hires will receive CiC severance benefits, if at all, in accordance with local market practice, as opposed to all officers receiving the same CiC severance benefits by reason of being an officer.

Pursuant to the 1997 Plan, outstanding equity awards will become fully vested upon the occurrence of a CiC. The “change-in-control” definition contained in the 1997 Plan and change-in-control severance arrangements is predicated on actual consummation of a corporate transaction, such as a merger, rather than upon stockholder approval of the transaction. This avoids an inadvertent “early trigger” of any CiC provisions should the transaction fail to close.

We do not provide tax gross-up protection for CiC excise taxes (i.e., U.S. taxes under Section 4999 of the United States Internal Revenue Code of 1986, as amended (the “U.S. Internal Revenue Code”) applied to change-in-control payments that exceed certain amounts) to our named executive officers.

Results of 2013 Say-On-Pay Proposal

At our 2013 annual meeting of stockholders held on May 7, 2013, approximately 76.5% of the stockholders who voted on the “say-on-pay” proposal approved the compensation of our named executive officers, while approximately 16% voted against (with approximately 7.5% abstaining). In considering the results of this most recent advisory vote on executive compensation, our Compensation Committee concluded that the stockholder vote reflects favorable stockholder support of the compensation paid to our named executive officers and the compensation philosophy and objectives of the Company. The compensation of our named executive officers was overwhelmingly supported by our U.S. stockholders, with lower levels of support among our SDR holders. In response, the Chairman of the Board of Directors and the Vice President Human Resources met with a number of Swedish stockholders to discussing issues and concerns with the Company’s compensation program.

The Company will continue to conduct an annual advisory vote on executive compensation until the next scheduled vote regarding the frequency of stockholder advisory voting on the compensation of executives, which is scheduled to occur at the 2017 annual meeting of stockholders.

Executive Compensation Process

The Role of the Compensation Consultants and Market Data. The Compensation Committee periodically solicits the advice of compensation consultants during the fiscal year to ensure that the Company’s compensation program is competitive with compensation programs offered by the companies in its peer group and companies in the markets in which the named executive officers are located. The Compensation Committee annually reviews our named executive officers’ pay levels and target incentive opportunities versus the competitive market and considers information provided by the consultants regarding trends, input from the Vice President, Human Resources, the CEO’s recommendations as to compensation for our named executive officers (other than himself) and other relevant factors as discussed above in the “Compensation Philosophy and Overview” section.

In 2012, the Company engaged Towers Watson to assist in setting the compensation for 2013. At the direction of the Compensation Committee, Towers Watson was assigned specific tasks related to the compensation of our senior executive officers including (i) review of peer group and pay changes in the 2013 employment market, (ii) compilation of peer groups for our named executive officers located outside of Sweden, and (iii) compensation analysis for the Compensation Committee.

During 2013, as it had done in the past few years, the Compensation Committee also engaged an independent advisor, Mr. Gerrit Aronson, who reported directly to the Compensation Committee. During 2013, Mr. Aronson attended all meetings of the Compensation Committee and provided independent perspective and advice to the Compensation Committee on various aspects of the Company’s total compensation system and the market environment in which the Company operates. The Compensation Committee also reviewed compensation data from broad-based compensation surveys conducted by Mercer Human Resource Consulting AB (“Mercer”) for the Swedish market as an additional point of reference. Mercer was not, however, engaged by the Company or the Compensation Committee as a compensation consultant in 2013.

The Compensation Committee’s objective is for our named executive officers’ total direct compensation (base salary plus target annual non-equity incentive plus the expected value of long-term equity incentives), to approximate the median, +/- 25%, of the applicable market data. The Compensation Committee intends, in those instances where our named executive officers’ base salary and non-equity incentive levels deviate from the median, to further align such elements of compensation with the relevant market data over time. In addition, the Compensation Committee reviewed the median total target cash compensation (base salary plus target annual non-equity incentive) of the relevant market data.

For our named executive officers, the Compensation Committee has previously transitioned from using both an international and national peer group to using only market data from the countries where executives are located, using the most current compensation data available in those selected markets. For purposes of determining 2013 compensation levels, this included local market data from Sweden, Shanghai and the U.S. As described in greater detail below, with respect to market data for Sweden, Shanghai and the U.S., Towers Watson used its internal proprietary non-disclosed compensation database to assess local market compensation levels for executive roles operating within the general, high-tech, automotive and manufacturing industries. Such market assessments are based on our named executive officers’ role, characteristics and responsibilities including job function, reporting level and other organizational financial and organizational scope measures, including revenue responsibility, employees, and geographical responsibility. The market data contained information regarding the assessed level of base salary, total cash compensation, total direct compensation and total compensation.

Messrs. Carlson, Wallin and Sjöbring. In considering compensation for 2013 for our named executive officers based in Sweden (Messrs. Carlson, Wallin and Sjöbring), the Compensation Committee reviewed market data (base salary, total target cash compensation, total direct compensation and total compensation) from a peer group consisting of large-cap Swedish companies that have global industrial operations of substantial size in major manufacturing markets of North America, Europe and Asia (the “Swedish peer group”) headquartered in Sweden and with executives based in Sweden with Swedish employment conditions. Towers Watson chose the companies that comprise the Swedish peer group based on 25th – 75th percentile ranges for market capitalization, total revenue and number of employees. The companies comprising the Swedish peer group are listed below.

Swedish Peer Group
Company	Market Cap ($ in millions)*	Revenues ($ in millions)**	# of Employees*
Volvo	30,320	47,240	102,248
Ericsson	31,811	34,536	104,525
Skanska	7,081	18,650	52,557
SCA	13,228	16,103	43,697
Electrolux	8,085	15,464	52,916
Sandvik	18,482	14,320	50,030
Scania	15,537	13,346	37,496
Atlas Copco	29,130	12,359	35,131
SKF	10,607	10,079	42,886
Assa Abloy	12,249	6,360	41,070
Husqvarna	3,143	4,621	15,698
Alfa Laval	8,134	4,361	14,667
SAAB	2,135	3,577	13,068
Getinge	6,972	3,326	13,111
Hexagon	7,894	2,991	13,060
Elekta	4,712	1,203	2,621

*	Based on September 2012 data. Exchange rate used: 1 USD = 6.57 SEK.

**	Based on fiscal year 2011 data. Exchange rate used: 1 USD = 6.57 SEK.

Mr. Fredin. In considering compensation for 2013 for Mr. Fredin, the Compensation Committee reviewed market data (base salary, total target cash compensation, total direct compensation and total compensation) from a peer group consisting of U.S. automotive companies (the “U.S. peer group”). Towers Watson chose the companies that comprise the U.S. peer group based on market capitalization, total revenue and number of employees. The companies comprising the U.S. peer group are listed below.

U.S. Peer Group
Company	Market Cap ($ in millions)*	Revenues ($ in millions)***	# of Employees
General Motors	$39,166	$150,276	207,000
Ford	$42,321	$136,264	164,000
Boeing	$56,171	$68,735	171,700
United Technologies	$72,251	$58,190	199,900
Honeywell	$47,488	$36,529	132,000
General Dynamics	$22,935	$32,677	95,100
Northrop Grumman	$16,035	$26,412	72,500
Cummins	$18,953	$18,048	43,900
BAE Systems	$16,633	$17,770	87,000
L-3 Communications	$7,193	$15,169	61,000
Navistar International	$1,604	$13,958	20,800
SAIC	$3,938	$10,587	41,100
Goodrich	**	$8,075	28,000
Federal-Mogul	$761	$6,910	45,000
Exelis	$2,080	$5,839	20,500
Rockwell Collins	$7,863	$4,726	19,000
Daimler Trucks North America	**	$3,823	20,000
Curtiss-Wright	$1,455	$2,054	8,900
Esterline Technologies	$1,867	$1,718	12,114
Hexcel	$2,511	$1,392	4,508
Nissan North America	**	$1,347	13,000
Space Systems Loral	**	$1,009	2,400
Bechtel Systems & Infrastructure Inc.	**	$966	14,435
Toyota Motor Engineering & Manufacturing North America	**	$939	6,500
GenCorp	$540	$918	3,268
Arctic Cat	$483	$585	1,369
Rolls-Royce North America	**	$357	7,000
Aerojet	**	$324	2,700
Scientific Research Corporation	**	$323	1,006
General Atomics	**	$320	2,900
Kaman Industrial Technologies	**	$210	2,039

* Based on market cap data from November 2012.

** Statistics not publicly available because the company is either a privately-held company or it is a subsidiary of a public company. The information in such cases is based on Tower Watson’s own confidential, in-house databases.

*** Based on fiscal year 2011 data.

Mr. Chang. In considering compensation for 2013 for Mr. Chang, the Compensation Committee reviewed a Towers Watson market assessment. Towers Watson compiled its market assessment using the Shanghai market compensation data drawn from its internal database (containing 315 companies) for selected executives with similar employment characteristics and responsibilities as Mr. Chang within general and high-tech industries. These employment characteristics and responsibilities include job function, reporting level, and other organizational measures (including revenue responsibility, employees, and geographical responsibility). The companies comprising the Shanghai market assessment are listed in Appendix A attached to this Proxy Statement.

Role of the Chief Executive Officer. Our CEO and our Chairman regularly participate in the meetings of the Compensation Committee. During 2013, the CEO was invited by the Compensation Committee to participate in all of its meetings and our Chairman served as a member of the Compensation Committee. The Compensation Committee regularly holds executive sessions, excusing the CEO from the meeting, to discuss matters related to the CEO’s compensation. The CEO and Vice President, Human Resources work together to develop a recommendation to present to the Compensation Committee with respect to the compensation package for each of the named executive officers, other than the CEO.

The Compensation Committee has delegated the authority for the determination of certain grants under our long-term incentive plan to the CEO, subject to established grant limits. The Compensation Committee reviews the compensation levels set by the CEO under the long-term incentive program, including grants to the other named executive officers. As a result, our CEO generally has a significant impact on the compensation paid to the other named executive officers.

Historical Executive Compensation Implementation

Base Salaries. The following table presents the salaries paid to our named executive officers in the past three fiscal years. The Company sets compensation in SEK for Messrs. Carlson, Mogefors and Wallin, in USD for Mr. Fredin and in Chinese Yuan Renminbi for Mr. Chang. For historic numbers, we have converted the compensation paid in prior years by the same 2013 exchange rate in order to facilitate comparison.

Base Salaries of Our Named Executive Officers
Named Executive Officer	2013	2012	2011
Jan Carlson President and CEO	1,374,240	1,308,800	1,194,660
Mats Wallin Chief Financial Officer	555,479	525,042	471,777
George Chang(1) President Autoliv Asia	522,142	498,870	N/A
Steven Fredin President Autoliv Americas	480,000	440,000	387,167(2)
Lars Sjöbring(3) Vice President Legal Affairs, General Counsel and Secretary	410,902	N/A	N/A

(1)	Mr. Chang was not a named executive officer in 2011.

(2)	Reflects what Mr. Fredin actually received in 2011, which includes the salary he received as our Vice President of Engineering. On an annualized basis, Mr. Fredin would have received $410,000 if he had been the President Autoliv Americas for all of 2011.

(3)	Mr. Sjöbring was not a named executive officer in either 2011 or 2012. Mr. Sjöbring resigned from the Company effective February 28, 2014.

Annual Non-Equity Incentive. The following table presents the annual incentive opportunities for each named executive officer expressed as a percentage of base salary. Award opportunities may vary among the Company’s named executive officers and overall may range from zero to 120% of their base salaries.

Annual Non-Equity Incentive Opportunity for Our Named Executive Officers in 2013
Named Executive Officers	Incentive as a % of Base Salary
	Threshold	Target	Maximum
Jan Carlson President and CEO	0%	60%	120%
Mats Wallin Chief Financial Officer	0%	35%	70%
George Chang President Autoliv Asia	0%	45%	90%
Steven Fredin President Autoliv Americas	0%	45%	90%
Lars Sjöbring Former Vice President Legal Affairs, General Counsel and Secretary	0%	35%	70%

As discussed on page 27 above, the annual incentive performance metric is primarily based on the Company’s Operating Income performance compared to that of the previous year.

Actual Pay-Out Annual Non-Equity Incentive Program
Year	Pay-Out
2013	1.26 x target
2012	0.311 x target
2011	1.08 x target

The table below presents the annual incentives earned by our named executive officers in the past three fiscal years.

Annual Non-Equity Incentives Paid to Our Named Executive Officers for 2013
Named Executive Officer	2013	2012	2011
Jan Carlson(1) President and CEO	1,038,925	244,222	774,140
Mats Wallin(1) Chief Financial Officer	244,966	57,151	178,332
George Chang(2) President Autoliv Asia	296,054	69,817	N/A
Steven Fredin(1)(3) President Autoliv Americas	272,160	61,578	183,249
Lars Sjöbring(4) Vice President Legal Affairs, General Counsel and Secretary	181,208	N/A	N/A

(1)	The average non-equity incentive award over the 2011-2013 three year period for each of Messrs. Carlson, Wallin and Fredin, who were named executive officers in each of such years, is $685,762, $160,150 and $172,329 respectively.

(2)	Mr. Chang was not a named executive officer in 2011.

(3)	If Mr. Fredin had been a named executive officer for the full year 2011, his non-equity incentive payment would have amounted to $199,260.

(4)	Mr. Sjöbring was not a named executive officer in either 2011 or 2012. Mr. Sjöbring resigned from the Company effective February 28, 2014.

Annual non-equity incentive awards are directly tied to the Company’s performance. Accordingly, over the last several years, the amount of the non-equity incentive awards earned by our named executive officers has varied greatly. In 2011, each named executive officer earned slightly above his target annual non-equity incentive award. In 2012, each named executive officer earned significantly below his target annual non-equity incentive award. In 2013, each named executive officer earned slightly above his target annual non-equity incentive award.

Stock Incentive Program. Equity incentives are provided under the 1997 Plan, which has been approved by our stockholders and is administered by the Compensation Committee. In 2013, the stock incentive program had 274 participants, compared to 265 in 2012 and 241 in 2011.

The annual grant date for our stock incentive program is in the first quarter of the fiscal year, following publication of our fourth quarter financial results. This is done to enhance corporate governance procedures and to avoid unintended burdens to participants as a result of “black-out periods.” All stock options granted to our executive officers for 2013 expire after 10 years, have an exercise price equal to the closing price on the NYSE on the date of grant and are exercisable after one year of continued employment following the grant date. The 1997 Plan expressly prohibits repricing of options or stock appreciation rights (directly or indirectly) without prior stockholder approval. All RSUs granted to our named executive officers vest after three years and are conditioned upon the named executive officer not having given notice of termination of employment prior to the vesting date.

The following table presents the stock option and RSU awards (representing the number of shares of our common stock subject to such awards) to our named executive officers in the past three fiscal years.

Equity Awards to Our Named Executive Officers
Named Executive Officer	2013		2012		2011
	Options	RSUs	Options	RSUs	Options	RSUs
Jan Carlson President and CEO	18,895	6,298	15,000	5,000	14,280	4,760
Mats Wallin Chief Financial Officer	7,306	2,435	5,800	1,933	5,534	1,845
George Chang(1) President Autoliv Asia	6,274	2,091	4,600	1,533	N/A	N/A
Steve Fredin(2) President Autoliv Americas	6,274	2,091	4,600	1,533	4,106	1,369
Lars Sjöbring(3) Vice President Legal Affairs, General Counsel and Secretary	5,416	1,805	N/A	N/A	N/A	N/A

(1)	Mr. Chang was not a named executive officer in 2011.

(2)	Mr. Fredin was appointed as President Autoliv Americas after annual equity awards had already been granted to our executives and thus his equity incentive award in 2011 is not reflective of his position as President Autoliv Americas.

(3)	Mr. Sjöbring was not a named executive officer in either 2011 or 2012. Mr. Sjöbring resigned from the Company effective February 28, 2014.

Recoupment of Compensation

In February 2010, the Board adopted a policy wherein the Board will seek reimbursement of annual cash incentives earned on or after January 1, 2010 by an executive or senior manager (as such terms are defined in the policy) where: (i) the payment was predicated upon the achievement of specified financial results; (ii) said financial results were subsequently the subject of a restatement or other material adjustment; (iii) in the Board’s view, the individual executive or senior manager engaged in misconduct, negligence or dereliction of duty that caused or contributed to the need for the restatement or material adjustment; and (iv) a lower payment would have been made to the executive or senior manager based upon the correct financial results. In each such instance, the Company will seek to recover the individual’s entire annual non-equity incentive bonus for the relevant period, plus a reasonable rate of interest.

EXECUTIVE COMPENSATION

Summary Compensation Table (1)

The following table shows information concerning the annual compensation for services provided by our President and CEO, our CFO and our three other most highly compensated executives in the fiscal years ended December 31 in the periods 2011, 2012 and 2013:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Jan Carlson President and CEO	2013	1,374,240	0	406,788	294,951	1,038,925	-	695,461	3,810,365
	2012	1,308,800	0	307,900	270,150	244,222	22,318	564,007	2,717,397
	2011	1,194,660	0	325,251	332,296	774,140	52,779	1,249,120	3,928,246

Mats Wallin Chief Financial Officer	2013	555,479	0	157,277	114,047	244,966	-	222,538	1,294,307
	2012	525,042	0	119,055	104,458	57,151	-	214,259	1,019,965
	2011	471,777	0	126,069	128,776	178,332	-	196,615	1,101,569

George Chang (6) President Autoliv Asia	2013	522,142	0	135,058	97,937	296,054	-	349,645	1,400,836
	2012	498,870	0	94,402	82,846	69,817	-	326,630	1,072,565

Steven Fredin President Autoliv Americas	2013	480,000	0	135,058	97,937	272,160	-	78,134	1,063,289
	2012	440,000	0	94,402	82,846	61,578	303,700	71,307	1,053,833
	2011	387,167(7)	0	93,544	95,547	183,249	178,600	66,465	1,004,572

Lars Sjöbring (8) Former Vice President Legal Affairs, General Counsel and Secretary	2013	410,902	76,093(9)	116,585	84,544	181,208	-	166,196	1,035,528

(1)	The amounts contained in the table were paid in Swedish Kronor, USD or Chinese Yuan Renminbi (CNY). All amounts have been converted to dollars using the following exchange rates (see page 26 of this Proxy Statement): 1 USD = 6.5709 SEK = 6.0938 CNY.

(2)	The numbers reflect the aggregate grant-date fair value of the RSUs granted in each respective year, calculated in accordance with FASB Topic 718. The assumptions made in the valuation of the RSUs are contained in Note 15 “Stock Incentive Plan” to the Company’s consolidated financial statements contained in the Company’s 2013 Annual Report, as filed with the SEC on February 21, 2014. The aggregate grant date fair values previously reported for the RSUs granted in 2012 and 2011 reflected the value of the RSUs based on the stock price on the date of grant ($67.00 and $72.95, respectively), instead of the fair value of the stock on the date of grant as disclosed in the in Note 15 to the Company’s consolidated financial statements ($61.58 and $68.33, respectively). These values have been corrected in the table.

(3)	The numbers reflect the aggregate grant-date fair value of the options granted in each respective year, calculated in accordance with FASB Topic 718. The assumptions made in the valuation of the options are contained in Note 15 “Stock Incentive Plan” to the Company’s consolidated financial statements contained in the Company’s 2013 Annual Report, as filed with the SEC on February 21, 2014.

(4)	All amounts contained in the column relate to Change in Pension Value as used for accounting purposes according to U.S. GAAP. In 2013, the value of Mr. Carlson’s benefit under his defined benefit plan decreased by $21,827 and the value of Mr. Fredin’s benefit under the pension plan decreased by $46,400.

(5)

All other compensation for 2013 consists of (i) for Messrs. Carlson, Wallin, Sjöbring, Chang and Fredin, the aggregate incremental cost to the Company of a company car, which is $23,051, $19,865, $16,814, $27,897 and $11,250, respectively; (ii) for Messrs. Carlson, Wallin, Sjöbring, and Chang, $659,635, $194,418, $143,816 and $130,535, respectively, contributed by the Company to their defined contribution plans; (iii) for Mr. Fredin, $10,000 in matching contributions to the U.S. 401(k) plan and $31,963 contributed to the Autoliv North America Non-Qualified Retirement Plan;

(iv) for Mr. Fredin, $6,820 for a club membership and $11,905 for healthcare and dental benefits, and a tax gross-up payment of $6,196 related to his use of the company car; (v) for Mr. Chang, $61,538 for his housing accommodations, $21,333 for a club membership, $86,318 for an education allowance for his children and a $22,024 allowance for health care benefits; (vi) for Messrs. Carlson, Wallin, and Sjöbring an additional $11,866, $7,346 and $4,657, respectively, for the value of a vacation supplement based on Swedish labor practices; and (vii) for each of Messrs. Carlson, Wallin and Sjöbring, an additional $909 for healthcare benefits. For Mr. Carlson, all other compensation for 2011 includes $732,693 as settlement of earned but unused vacation days over a number of years, in accordance with Swedish legislation and practice.

(6)	Mr. Chang was not a named executive officer in 2011.

(7)	This amount reflects what Mr. Fredin actually received in 2011 as salary. On an annualized basis, Mr. Fredin would have received $410,000 had he been the President of Autoliv Americas the entire year.

(8)	Mr. Sjöbring was not a named executive officer in either 2011 or 2012. Mr. Sjöbring resigned effective February 28, 2014.

(9)	Reflects a discretionary bonus paid to Mr. Sjöbring in 2013. See the CD&A above for more information.

2013 Grants of Plan-Based Awards Table

The following table summarizes grants of plan-based awards to named executive officers made in the year ended December 31, 2013:

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)(3)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)(1)	Maximum ($)(1)
Jan Carlson	02/19/13	02/18/13				6,298			406,788
	02/19/13	02/18/13					18,895	69.18	294,951
			0	824,544	1,649,087
Mats Wallin	02/19/13	02/18/13				2,435			157,277
	02/19/13	02/18/13					7,306	69.18	114,047
			0	194,418	388,835
George Chang	02/19/13	02/18/13				2,091			135,058
	02/19/13	02/18/13					6,274	69.18	97,937
			0	234,964	469,928
Steve Fredin	02/19/13	02/18/13				2,091			135,058
	02/19/13	02/18/13					6,274	69.18	97,937
			0	216,000	432,000
Lars Sjöbring	02/19/13	02/18/13				1,805			116,585
	02/19/13	02/18/13					5,416	69.18	84,544
			0	143,816	287,632

(1)	These target and maximum amounts in some instances may vary slightly from the percentages of base salary outlined on page 34 as a result of rounding and exchange rate effects.

(2)	The numbers reflect the aggregate grant-date fair value of the options and RSUs calculated in accordance with FASB Topic 718.

(3)	Reflects the exercise price as corrected pursuant to the amendment on February 13, 2014, which is the closing price per share on the grant date of the options.

See the CD&A above for more information.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table summarizes the total number of securities underlying outstanding plan awards for the named executive officers in the year ended December 31, 2013:

		Option Awards(1)				Stock Awards(1)
Name	Grant Year	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un-exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Jan Carlson	2013		18,895	69.18	02/19/23	6,298	578,156
	2012	15,000		67.00	02/22/22	5,000	459,000
	2011	14,280		72.95	02/22/21	4,760	436,968
	2010	24,000		44.70	02/18/20
	2008	20,000		51.67	02/19/18
	2007	15,000		57.40	06/14/17
	2007	5,000		59.01	02/14/17
Mats Wallin	2013		7,306	69.18	02/19/23	2,435	223,533
	2012	5,800		67.00	02/22/22	1,933	177,449
	2011	5,534		72.95	02/22/21	1,845	169,371
	2008	1,900		51.67	02/19/18
	2007	750		59.01	02/14/17
George Chang	2013		6,274	69.18	02/19/23	2,091	191,954
	2012	4,600		67.00	02/22/22	1,533	140,729
	2011					496	45,533
Steve Fredin	2013		6,274	69.18	02/19/23	2,091	191,954
	2012	4,600		67.00	02/22/22	1,533	140,729
	2011	4,106		72.95	02/22/21	1,369	125,674
	2007	5,500		59.01	02/14/17
Lars Sjöbring(3)	2013		5,416	69.18	02/19/23

(1)	The options and RSUs were granted on February 14, 2007, June 14, 2007, February 19, 2008, February 18, 2010, February 22, 2011, February 22, 2012 and February 19, 2013. All options granted are for 10-year terms with an exercise price equal to the fair market value on the NYSE on the date of grant and become exercisable after one year of continued employment following the grant date. All RSUs granted generally vest after three years and are conditioned upon the grantee not having given notice of termination of employment prior to such date.

(2)	The closing price on the NYSE for our common stock on December 31, 2013, the last trading day of the year, was $91.80.

(3)	Pursuant to the terms of his RSU Grant Agreement, Mr. Sjöbring forfeited his unvested RSUs at the time he provided the Company notice of his resignation.

Option Exercises and Stock Vested during 2013

The following table summarizes for each of our named executive officers the option awards that were exercised and RSUs that vested during the year ended December 31, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jan Carlson	-	-	8,000	553,440

Mats Wallin	14,175	544,992	3,100	214,458

George Chang	3,988	140,436	833	57,627

Steve Fredin	4,500	174,870	2,300	159,114

Lars Sjöbring	24,306	832,108	2,300	159,114

(1)	The value realized upon exercise of stock options reflects the difference between the price of a share of our common stock on the date of exercise and the exercise price of the stock option.

(2)	The value realized on vesting of RSUs shown in the table above was calculated as the product of the closing price of a share of our common stock on the vesting date multiplied by the number of RSUs vested.

Pension Benefits

The following table summarizes the present value of the benefit (and other information) under the defined benefit plan of the Company for the named executive officers in the year ended December 31, 2013. Messrs. Wallin, Chang and Sjöbring do not participate in a defined benefit plan. Since 2007, when he became the CEO, Mr. Carlson no longer participates in a defined benefit plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments during Last Fiscal Year ($)
Jan Carlson (1)	Defined Benefit	2.0	332,300(2)	0
Mats Wallin	-	-	-	-
George Chang	-	-	-	-
Steve Fredin	Autoliv ASP, Inc. Pension Plan	22.176	408,700(3)	0
	Autoliv ASP, Inc. Excess Pension Plan	22.176	406,000(3)	0
Lars Sjöbring	-	-	-	-

(1)	Mr. Carlson participated in a defined benefit plan of the Company prior to becoming CEO. Pursuant to the terms of his defined benefit plan, were he to retire today, Mr. Carlson would be entitled to an accrued benefit which shall be the sum of (a) 1.00% of the Average Final Earnings (as defined in the benefit plan) times years of Benefit Service (as defined in the benefit plan) earned before January 1, 2006, plus (b) 0.70% of the Average Final Earnings times years of Benefit Service earned after December 31, 2005, plus (c) 0.50% of Average Final Earnings in excess of Covered Compensation (as defined in the benefit plan) times years of Benefit Service up to 35 years. In 2013, the present value of Mr. Carlson’s benefit from the defined benefit plan decreased by $21,827.

(2)	The accumulated benefit is a measure of pension liabilities used for accounting purposes. The underlying calculation values accrued pensions for plan beneficiaries based on completed service and current salaries allowing for any required future increases on these benefits. Effectively, regarding pension benefits, the measure gives an approximate indication of the liability that would have to be met if the plan were frozen. The measure is market-based in that it values liabilities at market interest rates for investment grade bonds.

(3)	The actuarial present value of Mr. Fredin’s accumulated plan benefit is based on Mr. Fredin’s accrued benefit in each plan as of December 31, 2013, using the plan’s benefit formula and actual earnings and service through December 31, 2013. The calculation is based on the same assumptions used for financial reporting purposes under generally accepted accounting principles with the following exceptions: (a) Mr. Fredin was assumed to retire on his normal retirement date of March 1, 2027, (b) Mr. Fredin was assumed to elect a lump sum payment in both plans, payable on March 1, 2027, and (c) no pre-retirement decrements (withdrawal, retirement, disability, or death) were assumed. Key assumptions used to calculate the defined benefit values as of December 31, 2013, are as follows: (i) discount rate of 5.0%, (ii) lump sum interest rates of 6.93% for the first five years, 5.57% for the next 15 years, and 4.86% thereafter, and (iii) solely for determination of the projected lump sum amounts, the applicable mortality table under U.S. Internal Revenue Code Section 417(e) projected to 2027 using Scale AA.

U.S. Pension Plan. During 2013, Mr. Fredin participated in the Autoliv ASP, Inc. Pension Plan (which we refer to as the Pension Plan). The Pension Plan is a funded, defined benefit pension plan that provides benefits for the Company’s U.S. employees hired prior to January 1, 2004, who meet minimum age and service eligibility requirements. Subject to certain limitations, the monthly retirement benefit under the Pension Plan (assuming attainment of age 65, the retirement age specified by the plan, and an election to receive payments in the form of a life annuity), is determined in accordance with a formula that takes into account the following factors: the highest average of any consecutive five calendar years of pensionable earnings during the last ten years of employment (“average final earnings”), and the number of years of benefit service. The retirement benefit for Mr. Fredin under the Pension Plan is a monthly pension equal to 1/12th of the amount determined as follows:

•	1.0% of average final earnings times years of benefit service prior to 12/31/2005, plus

•	0.5% of average final earnings in excess of “Covered Compensation” times years of benefit service prior to 12/31/05, plus

•	0.7% of average final earnings times years of benefit service on or after 1/1/2006, plus

•	0.5% of average final earnings in excess of “Covered Compensation” times years of benefit service on or after 1/1/2006.

For purposes of this formula, “earnings” in a given year means the participant’s gross annual compensation, excluding amounts credited or paid under the key employees stock option and performance unit plan, long term incentive plans, severance pay, vacation pay and reimbursement for employment-related expenses, but including bonuses and incentive pay which is not, and has not been, subject to deferred income taxation under the U.S. Internal Revenue Code. “Covered Compensation” means the average of the Social Security taxable wage bases during the 35-year period ending with the year in which the participant reaches the Social Security normal retirement age. Pension Plan benefits will begin when a participant reaches normal retirement age, defined as age 65. Benefits can begin as early as age 55, if the participant also has five years of vesting service, but the benefit will be lower than at normal retirement age. Disability retirement is offered under the Pension Plan to participants who have at least 15 years of vesting service, are eligible to receive Social Security Disability benefits, become totally and permanently disabled while employed, and are not eligible to participate in long-term disability insurance.

Benefits under the Pension Plan are payable in the form of a lump sum or annuity, as selected by the participant. Participants in the Pension Plan will be 100% vested in their plan benefit after five years of vesting service or if they reach age 65 while employed by Autoliv. Mr. Fredin is fully vested in his benefits in the Pension Plan.

Supplemental Executive Retirement Plan. Mr. Fredin also participated in the Autoliv ASP, Inc. Excess Pension Plan (which we refer to as the Excess Pension Plan). The Excess Pension Plan is an unfunded, nonqualified defined benefit retirement plan, pursuant to which participating U.S. employees are eligible to receive a retirement benefit based on the benefit they would receive under the Pension Plan. Benefits payable under the Excess Pension Plan are calculated without regard to the limitations imposed by the U.S. Internal Revenue Code on the amount of compensation that may be taken into account under the Pension Plan. The purpose of the Excess Pension Plan is to supplement the benefits payable under the Pension Plan.

The supplemental benefit payable under the Excess Pension Plan is equal to the excess, if any, of (i) the monthly benefit that would be payable to the executive under the Pension Plan as of the later of age 65 or the executive’s separation from service, computed without regard to applicable U.S. Internal Revenue Code limitations, and computed as if amounts deferred under a bonus or incentive compensation plan had been counted as “earnings” under the Pension Plan), over (ii) the amount of monthly benefit payable to the executive under the Pension Plan as of the later of age 65 or the executive’s separation from service, as limited by the U.S. Internal Revenue Code and the terms of the Pension Plan. Benefits under the Excess Pension Plan will be payable in a single lump sum on the first day of the seventh month following the month in which the executive retires or otherwise separates from service. Mr. Fredin is fully vested in his benefits in the Excess Pension Plan.

Nonqualified Deferred Compensation

The following table sets forth certain information with respect to the Autoliv North America Non-Qualified Retirement Plan (which we refer to as the Non-Qualified Retirement Plan). Mr. Fredin is the only named executive officer that participates in the Non-Qualified Retirement Plan.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(4)
Jan Carlson	-	-	-	-	-
Mats Wallin	-	-	-	-	-
George Chang	-	-	-	-	-
Steven Fredin	57,077	31,963	317,687	0	1,480,395
Lars Sjöbring	-	-	-	-	-

(1)	Mr. Fredin’s contributions to the Non-Qualified Retirement Plan are included in the amount reported as “Salary” in the Summary Compensation table for fiscal year 2013.

(2)	The Company’s matching contributions to the Non-Qualified Retirement Plan are included in the “All Other Compensation” in the Summary Compensation table for Mr. Fredin for fiscal year 2013.

(3)	Aggregate earnings are not includable in the Summary Compensation table because such earnings are not above-market or preferential interest rates.

(4)	Includes amounts previously reported in the Summary Compensation Table, in the previous years when earned if that executive officer’s compensation was required to be disclosed in a previous year. Amounts previously reported in such years include previously earned, but deferred, salary and Company matching contributions.

Pursuant to the Non-Qualified Retirement Plan, participants may elect to defer a stated percentage of their base salary for each plan year, as determined by the administrative committee of the plan; provided, however, the amount deferred may not exceed 25% of a participant’s base salary. Earnings (and losses) are credited to participants’ accounts based on participant choices between various investment options and the rate of return determined by the administrative committee of the plan. Participants’ deferred incomes are not actually invested in the investment options, which are used instead as the growth measurement mechanism for accounts under the plan.

Participants are eligible to receive matching contributions equal to 80% of their deferred amounts. For plan years ending on or before December 31, 2008, deferred amounts in excess of 12% of the participant’s compensation were not eligible for matching contributions. For plan years beginning on or after January 1, 2009, deferred amounts in excess of 7% of the participant’s compensation are not eligible for matching contributions. Participants are always 100% vested in their deferred amounts and earnings thereon; provided, however, matching contributions and earnings thereon in a participant’s account are subject to forfeiture if the participant is determined by the Board to have stolen Company assets, violated the Company’s Standards of Business Conduct and Ethics or disclosed confidential business or technical information of the Company to unauthorized third parties.

Participants may elect to receive distributions from their accounts on the first day of the seventh month following the occurrence of any one of the following distribution events as designated by the participant: (i) separation from service, (ii) death, (iii) attainment of normal retirement age (65), or (iv) attainment of early retirement age (age 55 and at least five years of service with the Company). Amounts will be distributed in one of the following forms, as selected by the participant: (i) a single lump sum, (ii) 60 approximately equal monthly installments or (iii) 120 approximately equal monthly installments.

Potential Payments Upon Termination or Change in Control

The Company has entered into agreements and maintains plans that may require the Company to make payments and/or provide benefits to our named executive officers in the event of termination of employment or a change in control.

Employment Agreements. The Company has an employment agreement with each of our named executive officers. The employment agreements obligate the Company to provide 18 months’ notice of termination of employment (unless either Fredin or Chang is terminated for “cause,” in which case termination would be effective immediately), as well as certain severance payments. Each of the named executive officers must provide the Company with 6 months’ notice of resignation, with the exception of Mr. Carlson, who must provide the Company with 12 months’ notice of resignation. The employment agreements automatically terminate on the last day of the month before Messrs. Chang’s, Fredin’s, and Sjöbring’s 65th birthday, and before Messrs. Carlson’s and Wallin’s 60th birthday.

Except as provided below, following the executive’s termination of employment, each of the named executive officers are prohibited from competing with the Company for a period of 12 months. Such noncompetition covenant does not apply in the event that (i) the Company terminates Messrs. Carlson’s, Wallin’s, or Sjöbring’s employment for any reason other than by reason of the executive’s breach of the agreement or Messrs. Chang or Fredin’s employment for any reason other than for Cause, or (ii) Messrs. Carlson, Wallin, or Sjöbring’s terminate employment due to the Company’s breach of the agreement or Messrs. Chang or Fredin resign for Good Reason. In consideration for such noncompetition, the Company is obligated to make monthly severance payments to the executive for 12 months. Such monthly payments will be equal to the difference between the executive’s monthly gross salary as of the date of his employment termination and any lower salary earned by the executive in any new employment. The monthly payment is limited to a maximum of 60% of the gross salary earned as of the date of his employment termination. The Company is not obligated to make such payments if the executive’s employment terminates due to his retirement.

In addition to receiving full base salary and benefits during the requisite notice period, if Messrs. Carlson, Wallin, or Sjöbring is terminated involuntarily by the Company other than for breach of the agreement or if Messrs. Chang or Fredin is terminated involuntarily other than for Cause or resigns for Good Reason, the executive would be entitled to a lump sum severance payment equal to the sum of (i) the executive’s then-current annual salary, (ii) the average of the annual bonuses received by the executive for the two most recent fiscal years, or, if higher, the annual bonus for the fiscal year immediately prior to the year of termination, (iii) the annual taxable value of the benefit of a Company car, and (iv) the value of any defined contribution plan benefits to which the executive would have been entitled to if he remained in service for one year following termination.

Severance Agreements. Each of the named executive officers has a change-in-control severance agreement (“CiC Severance Agreement”) with the Company. Pursuant to the terms of each of the CiC Severance Agreements, in the event that during the two-year period following a change of control, (i) the executive terminates his employment for “good reason,” (ii) the Company terminates the executive’s employment for any reason other than death or for “cause,” or (iii) the executive’s employment is terminated due to disability, the executive would be entitled to receive an immediate lump sum payment (the “CiC Severance Payment”) in an amount equal to 2.5 times the sum of (a) such executive’s then-current annual salary (or if higher, the salary in effect immediately prior to the first event or circumstances which constitutes Good Reason), (b) the average of the annual bonuses received by the executive for the two most recent fiscal years, or the annual bonus for the fiscal year immediately prior to the fiscal year during which occurs the first event or circumstance constituting Good Reason, whichever is highest, (c) the taxable value of the benefit of a Company car, and (d) the value of any defined benefit or defined contribution plan benefits to which the executive would have been entitled to if he remained in service for one year following termination. Messrs. Carlson, Wallin and Sjöbring would also be entitled to the CiC Severance Payment in the event that they choose to terminate their employment for any reason during the 30-day period commencing one year after the change of control. The CiC Severance Payment is in lieu of the severance benefits that would otherwise be payable under the executive’s employment agreement.

For purposes of the discussion above, the following terms have the following meanings:

“Good Reason” generally means the occurrence of any one of the following events without the executive’s express written consent: (i) the assignment to the executive of any duties inconsistent with his status as an executive officer or a substantial adverse alteration in the nature or status of his responsibilities; (ii) any reduction in the executive’s annual base salary; (iii) relocation of the executive’s principal place of employment to a location more than 30 miles, or 45 kilometers, in the case of Mr. Fredin, from his then-current principal place of employment; (iv) the Company’s failure to pay any portion of the executive’s compensation; (v) the discontinuance of any compensation plan in which the executive participated which is material to his total compensation; (vi) in the case of Messrs. Carlson, Wallin and Sjöbring, any direct or indirect reduction of any material fringe benefit in place at the time of the change in control, or the Company’s failure to provide the number of paid vacation days to which executive is entitled; (vii) any purported termination of the executive’s employment which is not effected pursuant to the notice requirements under the Severance Agreement; or (viii) the failure by any successor to the Company to expressly assume the employment agreement.

“Cause” generally means (i) the willful and continued failure by the executive to substantially perform his duties, or (ii) the willful engaging by the executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.

“Change in Control” generally means (i) the acquisition of 25% (or 20%, in the case of Messrs. Chang and Fredin) or more of the Company’s voting securities; or (ii) the members of the Board of Directors cease to constitute a majority of the Board of Directors; or (iii) consummation of merger or consolidation unless (1) the current stockholders continue to own at least 60% of the surviving entity’s voting securities, or (2) such transaction was effected to implement a recapitalization of the Company in which no person acquires 25% or more of the Company’s voting securities; or (iv) stockholder approval of a liquidation or dissolution or consummation of an agreement for the sale or disposition of all or substantially all of the Company’s assets (unless the current stockholders continue to own at least 60% of the Company’s voting securities after such transaction).

Equity Awards. Pursuant to the 1997 Plan, upon the occurrence of a change in control, any outstanding options and RSUs held by the executive would become fully vested. Pursuant to the agreements evidencing awards granted under the 1997 Plan, upon the executive’s death or retirement, any outstanding RSUs held by the executive would become fully vested. Upon an executive’s involuntary termination of employment absent a change in control, any outstanding options and RSUs that would vest during the applicable notice period, if any, would become fully vested.

Estimated Payments to Messrs. Carlson, Wallin, Chang, Fredin and Sjöbring upon Termination of Employment under Various Circumstances or a Change in Control. The following tables set forth the estimated value of the payments and benefits described above to each of Messrs. Carlson, Wallin, Chang, Fredin and Sjöbring upon termination of employment under various circumstances or a change in control. The amounts shown assume that the triggering events occurred on December 31, 2013. For the purpose of the calculations, the 2013 defined contribution payments for each named executive officer have been used. The amounts contained in the table would be paid in Swedish Kronor, CNY or USD. All amounts have been converted to US dollars using the following exchange rates: 1 USD = 6.5709 SEK = 6.0938 CNY.

Jan Carlson

Estimated Potential Payment or Benefit	Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Involuntary Termination for Cause ($)	Change in Control ($)	Change in Control and Termination ($)(9)	Death ($)
Lump sum cash severance payment	-	2,693,020(7)	-	-	6,732,551(7)	-
Continuing salary/annual incentive payments during requisite notice period	1,374,240	2,885,903	2,885,903	-	-	-
Salary differential payments in consideration for noncompetition with the Company(1)	824,544	-	824,544	-	-	-
Continuing health, welfare and retirement benefits(2)	660,544	990,816	990,816	-	-	-
Accelerated vesting of equity(3)	- (4)	895,968(5)	-	1,901,529(6)	1,901,529(6)	1,474,124(8)
Company car (12)	17,572	26,358	34,577	-	-	-
Total	2,876,900	7,492,065	4,735,840	1,901,529	8,634,080	1,474,124

Mats Wallin

Estimated Potential Payment or Benefit	Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Involuntary Termination for Cause ($)	Change in Control ($)	Change in Control and Termination ($)(9)	Death ($)
Lump sum cash severance payment	-	915,341(7)	-	-	2,288,353(7)	-
Continuing salary/annual incentive payments during requisite notice period	277,739	1,027,636	1,027,636	-	-	-
Salary differential payments in consideration for noncompetition with the Company(1)	333,287	-	333,287	-	-	-
Continuing health, welfare and retirement benefits(2)	97,663	292,990	292,990	-	-	-
Accelerated vesting of equity(3)	- (4)	346,820(5)	-	735,615(6)	735,615(6)	570,353(8)
Company car (12)	9,932	29,797	29,797	-	-	-
Total	718,621	2,612,584	1,683,710	735,615	3,023,968	570,353

George Chang

Estimated Potential Payment or Benefit	Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Termination for Cause ($)	Change in Control ($)	Change in Control and Qualifying Termination ($)(9)	Death ($)
Lump sum cash severance payment	-	863,510(7)	-	-	2,158,776(7)	-
Continuing salary/annual incentive payments during requisite notice period	261,071	1,018,177	-	-	-	-
Salary differential payments in consideration for noncompetition with the Company(1)	313,285	-	313,285	-	-	-
Continuing health, welfare and retirement benefits(2)	160,874	482,623	-	-	-	-
Accelerated vesting of equity(3)	- (4)	186,262(5)	-	520,134(6)	520,134(6)	378,216(8)
Company car (12)	13,949	41,846	-	-	-	-
Total	749,179	2,592,418	313,285	520,134	2,678,910	378,216

Steve Fredin

Estimated Potential Payment or Benefit	Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Termination for Cause ($)	Change in Control ($)	Change in Control and Qualifying Termination ($)(9)	Death ($)
Lump sum cash severance payment	-	690,082(7)	-	-	1,725,205(7)	-
Continuing salary/annual incentive payments during requisite notice period	240,000	936,000	-	-	-	-
Salary differential payments in consideration for noncompetition with the Company(1)	288,000	-	288,000	-	-	-
Continuing health, welfare and retirement benefits(2)	28,442	85,326	-	-	-	-
Accelerated vesting of equity(3)	- (4)	266,404(5)	-	600,275(6)	600,275(6)	458,357(8)
Company car (12)	8,723	26,169	-	-	-	-
Total	565,165	2,003,981	288,000	600,275	2,325,480	458,357

Lars Sjöbring (10)

Estimated Potential Payment or Benefit	Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Involuntary Termination for Cause ($)	Change in Control ($)	Change in Control and Termination ($)(9)	Death ($)
Lump sum cash severance payment	-	681,296 (7)	-	-	1,703,241 (7)	-
Continuing salary/annual incentive payments during requisite notice period	205,451	760,169	760,169	-	-	-
Salary differential payments in consideration for noncompetition with the Company(1)	246,541	-	246,541	-	-	-
Continuing health, welfare and retirement benefits(2)	72,363	217,088	217,088	-	-	-
Accelerated vesting of equity(3)	- (4)	- (5)(11)	-	122,510 (6) (11)	122,510 (6) (11)	-(8)(11)
Company car(12)	8,407	25,221	25,221	-	-	-
Total	532,762	1,683,774	1,249,019	122,510	1,825,751	0

The following footnotes apply to each of the tables above:

(1)	Reflects a monthly payment of 60% of the monthly gross salary earned as of the date of the executive’s employment termination, multiplied by 12, which is the maximum amount available to the executive pursuant to the terms of his employment agreement.

(2)	Reflects the value of the benefits disclosed in footnote (4) to the Summary Compensation table (with the exception of amounts paid as vacation supplements or settlements) that the executive would be entitled to during the requisite notice period. The estimated values are determined based on the Company’s cost of providing such benefits during 2013.

(3)	Reflects the value of unvested options and RSUs that vest (in whole or in part) upon the designated event, based on the closing price for our common stock on December 31, 2013 ($91.80). For the purpose of this calculation, outstanding unvested options having an exercise price greater than the closing price of our common stock on such date have a value of $0.

(4)	As discussed above, upon a voluntary termination, the executive would be entitled to receive his compensation and benefits during the 12-month (or 6-month) notice period, including any equity awards that would vest during such period. However, per the terms of the RSU agreements, the RSUs will not continue to vest if the executive has given notice of termination. The value of the equity awards upon a voluntary termination does not assume that any in-the-money options that would vest during the requisite notice period would necessarily be exercised. Accordingly, the value of the equity awards upon a voluntary termination is assumed to be $0.

(5)	As discussed above, upon an involuntary termination, the executive would be entitled to receive his compensation and benefits during the 18-month (or 12-month) notice period, including any equity awards that would vest during such period. The value of the equity awards upon an involuntary termination reflects the value of the RSUs that would vest during the 18-month (or 12-month) period following December 31, 2013, but does not assume that any in-the-money options that would vest would necessarily be exercised.

(6)	Upon a change in control, all options and RSUs vest in full. The value of the equity awards upon a change in control reflects the value of all unvested stock options and RSUs on December 31, 2013, and assumes a cash settlement of all unvested options.

(7)	For purposes of calculating the lump sum payment, the bonus paid for 2012 was used, which is the greater of (A) the average of the annual bonuses received by the executive for the two most recent fiscal years (2012 and 2013), or (B) the annual bonus for the fiscal year immediately prior to the year of termination (2012, assuming a December 31, 2013 termination date).

(8)	Reflects the value of unvested RSUs that vest upon the executive’s termination of employment by reason of death.

(9)	Qualifying termination after a change in control shall mean resignation for good reason, termination without cause or termination due to disability.

(10)	Mr. Sjöbring’s employment with the Company terminated on February 28, 2014, but he was no longer the Vice President – Legal, General Counsel and Secretary as of the end of the day on December 31, 2013. As of such date, he was no longer entitled to any of the termination benefits described in the table above.

(11)	Mr. Sjöbring forfeited his outstanding RSUs on November 15, 2013, the date that he gave notice of his resignation; accordingly, he did not have any RSUs outstanding on December 31, 2013.

(12)	Reflects the value of the company car, fuel and parking during the requisite notice period.

ITEM 2 - ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act, Autoliv stockholders are entitled to cast an advisory vote on the Company’s executive compensation program. As discussed in the Compensation Discussion and Analysis beginning on page 21 of this Proxy Statement, our compensation system plays a significant role in the Company’s ability to attract, retain, and motivate management talent, which the Board believes is necessary for the Company’s long-term success. The Board believes that its current compensation program directly links executive compensation to performance, aligning the interests of the Company’s executive officers with those of its stockholders.

The Board invites you to review carefully the Compensation Discussion and Analysis beginning on page 21 of this Proxy Statement and the tabular and other disclosures on compensation under executive compensation beginning on page 22 of this Proxy Statement, and cast a vote either to endorse or not endorse the Company’s compensation of its named executive officers through the following resolution:

“Resolved, that stockholders approve the compensation of the Company’s named executive officers, including the Company’s compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative executive compensation disclosure contained in this Proxy Statement.”

While the vote does not bind the Board to any particular action, the Board values the input of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements. The next advisory vote on executive compensation will be held at the 2015 annual meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” APPROVAL OF THE PROPOSAL.

ITEM 3 - PROPOSAL TO AMEND THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS

Article FIFTH of the Company’s Restated Certificate of Incorporation (the “Restated Certificate”) divides the Board of Directors into three classes, with each class elected every three years. After carefully weighing the merits of both a classified board and the annual election of directors, the Board has approved and is submitting to a vote of the stockholders an amendment to the Restated Certificate to declassify the Board of Directors and to provide for the annual election of directors.

Background of Proposal

This proposal is being submitted as a result of the ongoing review of corporate governance matters and in recognition that in more recent years, stockholders of public companies are increasingly supportive of shifting from classified boards to the annual election of directors.

While the Board continues to believe that a classified board has distinct advantages, the Board has also considered the views of some stockholders, who have requested that a proposal to declassify the Board be brought to a vote of the stockholders.

Therefore, following careful consideration of the foregoing matters, the Board has determined that it is advisable to allow the stockholders to vote on an amendment of the Restated Certificate that would declassify the Board. By proposing the amendment, the Board is demonstrating that it is responsive and accountable to stockholders and committed to strong corporate governance.

Proposed Amendment

If approved, this proposal would amend Article FIFTH of the Restated Certificate to provide for the phased elimination of the classified structure of the Board over a three-year period. The declassification of our Board would be phased in commencing with the 2015 annual meeting of stockholders, and would result in the Board being fully declassified (and all Board members standing for annual elections) commencing with the 2017 annual meeting of stockholders.

To comply with Delaware law, the amendment to our Restated Certificate would not change the unexpired three-year terms of directors elected prior to the effectiveness of the amendment (including directors elected at the 2014 Annual Meeting). Accordingly, the three-year term for directors elected at the 2012 annual meeting of stockholders will expire at the 2015 annual meeting of stockholders, the three-year term for directors elected at the 2013 annual meeting of stockholders will expire at the 2016 annual meeting of stockholders, and the three-year term for directors elected at the 2014 Annual Meeting of stockholders will expire at the 2017 annual meeting of stockholders.

The table below summarizes the implementation of the declassification of our Board pursuant to the proposed amendment:

Annual Meeting Year	Number of Directors Elected	Length of Term (Expiration Date)
2014	Three Directors	Three years (2017)
2015	Three Directors	One year (2016)
2016	Six Directors	One year (2017)
2017 (and thereafter)	Full Board	One year (next annual meeting)

Therefore, beginning with the 2017 annual meeting of stockholders, the entire Board will be elected annually by stockholders.

Under Delaware law, unless otherwise provided in a company’s certificate of incorporation, directors serving on a classified board may only be removed by stockholders for cause, while directors serving on a non-classified board may be removed by stockholders with or without cause. As a result, approval of the proposed amendment to declassify the Board will also result in an amendment to Article FIFTH of the Restated Certificate to give our stockholders the ability to remove a director from the Board with or without cause from and after the 2017 annual meeting of stockholders (at which point the Board will be fully declassified).

If the proposal to amend our Restated Certificate to declassify our Board is approved by our stockholders, the Board will amend and restate the Restated Certificate to reflect the revisions set forth in Appendix B, and the resulting Restated Certificate will be filed with the Secretary of State of the State of Delaware shortly after the Annual Meeting. The Board has also approved conforming amendments to Article III, Section 1 of the By-Laws to eliminate our classified board structure, contingent upon stockholder approval and implementation of the declassification amendment to the Restated Certificate. If the proposed amendment to the Restated Certificate is not adopted and approved, our Board will remain classified.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL

TO AMEND THE CERTIFICATE OF INCORPORATION

TO DECLASSIFY THE BOARD.

ITEM 4 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board has appointed Ernst & Young AB as the independent accounting firm for the Company’s fiscal year ending December 31, 2014. The committee has been advised that Ernst & Young AB has no relationship with the Company or its subsidiaries other than that arising from the firm’s employment as accountants.

In accordance with directions of the Audit Committee, this appointment is being presented to the stockholders for ratification at the Annual Meeting. While ratification by stockholders of this appointment is not required by law or the Restated Certificate or By-Laws, the Audit Committee and management believes that such ratification is desirable. In the event this appointment is not ratified by the affirmative vote of a majority of shares present or represented by proxy and entitled to vote on the appointment, the Audit Committee will consider that fact when it selects independent auditors for the following year.

Ernst & Young AB has been the independent accounting firm for the Company since May 1997. Ernst & Young AB has been the independent auditors for Autoliv AB since 1984. Audit services provided to the Company by Ernst & Young AB during 2013 consisted of the examination of the financial statements of the Company and its subsidiaries for that year and the preparation of various reports based thereon.

The Company has been advised that a representative of Ernst & Young AB will attend the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement if the representative so desires.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL

TO RATIFY THE APPOINTMENT OF ERNST & YOUNG AB

AS THE COMPANY’S INDEPENDENT AUDITORS.

Audit Fees

The aggregate fees billed by Ernst & Young AB for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2013 and 2012, including the reviews of the financial statements included in the Company’s Annual Reports on Form 10-K for those fiscal years, were $6,321,000 and $6,596,000 respectively.

Audit-Related Fees

The aggregate fees billed by Ernst & Young AB for audit-related services for the fiscal years ended December 31, 2013 and 2012 were $194,000 and $235,000, respectively. Services for Audit-Related Fees consisted mainly of reviews of benefit plans and other attestation services than audit of financial statements.

Tax Fees

The aggregate fees billed by Ernst & Young AB for professional services rendered for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2013 and 2012 were $0 and $4,000, respectively.

Audit Fees, Audit-Related Fees, and Tax Fees are calculated in accordance with Autoliv’s average exchange rates for 2013 or 2012, as applicable.

All Other Fees

Ernst & Young AB billed no fees related to any other services for the fiscal years ended December 31, 2013 and 2012.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted guidelines for the provision of audit and non-audit services by Ernst & Young AB, including requiring Audit Committee pre-approval of any such audit and non-audit services. In developing these guidelines, the Audit Committee took into consideration the need to ensure the independence of Ernst & Young AB while recognizing that Ernst & Young AB may possess the expertise on certain matters that best positions it to provide the most effective and efficient services on certain matters unrelated to accounting and auditing. On balance, the Audit Committee will only pre-approve the services that it believes enhance the Company’s ability to manage or control risk. The Audit Committee was also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for audit, audit-related and tax services, and the total amount of fees for permissible non-audit services (excluding tax services). The guidelines provide for the pre-approval by the Audit Committee of described services to be performed, such as audit, audit-related, tax and other permissible non-audit services. Approval of audit and permitted non-audit services may also be made by the chairperson of the Committee, and the person granting such approval must report such approval to the Committee at the next scheduled meeting.

The Audit Committee has considered the audit, audit-related, tax and all other services discussed above and additional information provided to the Company by Ernst & Young AB and determined that the provision of these services is compatible with the independence of Ernst & Young AB. The Audit Committee pre-approved all such services in 2013.

ITEM 5 - DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

For business to be properly brought before an annual stockholders meeting by a stockholder, timely advance written notice thereof must be received by the Secretary of the Company at its principal executive offices in accordance with the Company’s By-Laws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.autoliv.com – About Us – Governance – Certificate and By-Laws. No such notices were received for the 2014 Annual Meeting.

Should any other matter requiring a vote of the stockholders be properly brought before the Annual Meeting, the proxy form confers upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote such shares in respect of any such matter in accordance with their best judgment, to the extent permitted by applicable law and the listing standards of the NYSE, see “Voting of Shares” on page 1 of this Proxy Statement.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

The members of the Board, the executive officers of the Company and persons who hold more than 10% of our common stock (collectively, the “Reporting Persons”) are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of the Company’s securities on Form 3 and transactions in the Company’s securities on Forms 4 or 5. Based solely on its review of the copies of such forms received by it and written representations from the Company’s executive officers and directors, the Company believes that, for the fiscal year ended December 31, 2013, the Section 16(a) filing requirements were complied with by all Reporting Persons during and with respect to such year, except that Mats Adamson filed one late Form 4 with respect to restricted stock units and stock options granted by the Company in 2010.

Stockholder Proposals for 2015 Annual Meeting

Proposals Pursuant to Rule 14a-8. Under Rule 14a-8(e) of the Exchange Act, stockholder proposals intended to be presented at the 2015 annual stockholders meeting must be received by us on or before November 24, 2014 to be eligible for inclusion in our proxy statement and proxy card related to that meeting. Only proper proposals under Rule 14a-8 of the Exchange Act that are timely received will be included in the proxy statement and proxy card for the 2015 annual stockholders meeting.

Proposals Pursuant to our By-Laws. Under our By-Laws, in order to bring any business before the stockholders at the 2015 annual stockholders meeting, other than proposals that will be included in our proxy statement, you must comply with the procedures described below. In addition, you must notify us in writing, and such notice must be delivered to or mailed and received by our Secretary no earlier than the close of business on February 5, 2015 and no later than the close of business on March 7, 2015.

A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and record address of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is submitted, (c) the class and number of shares of the Company which are beneficially owned by the stockholder and the beneficial owner, if any, on whose behalf the proposal is submitted, and (d) any material interest of the stockholder in such business.

Nominations Pursuant to our By-Laws. Under our By-Laws, in order to nominate a director for election to the Board, stockholders must comply with the notice procedures and requirements found in Article II, Section 6 of such By-Laws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.autoliv.com – About Us – Governance – Certificate and By-Laws.

By Order of the Board

Anthony J. Nellis

Interim Vice President for Legal Affairs,

General Counsel and Secretary

March 26, 2014

Stockholm, Sweden

Autoliv, Inc.

Mailing address: Box 70381, SE-107 24 Stockholm, Sweden

Visiting address: Vasagatan 11, SE-111 20 Stockholm, Sweden

Tel: +46 8 587 206 00; Fax +46 8 24 44 93

Company website: www.autoliv.com

Investor relations:

Sweden Tel: +46 8 587 206 23; Fax +46 8 24 44 93

U.S. Tel: +1 (248) 475 0427; Fax +1 (801) 625 667

APPENDIX A

Shanghai Market Assessment

The Shanghai Market Assessment reviewed by the Compensation Committee was based on Towers Watson’s global grade structure methodology and was drawn from Towers Watson’s general database with parent and subsidiary company remuneration data for the local market assessment.

Companies Used in Shanghai Market Assessment
ADB Airfield Solutions	Dell Inc.
AEG Power Solution	Delta Electronics (Shanghai) Co., Ltd.
AREVA (Beijing) Consulting Ltd	Diebold Financial Equipment Company Limited
Bose Corporation	Diebold Sales Service
Deutsche Post DHL	Dongguan Ark-les Electric Components Co., Ltd.
Eaton (China) Investments Co., Ltd.	eBay Inc.
Eaton (China) Investments Co., Ltd. Shenzhen Plant	EMC Co., Ltd.
Fluor Corporation	EPCOS Ltd
Garlock Sealing Technologies (Shanghai) Co., Ltd.	Founder Microelectronics Inc.
GGB Bearing Technology (Suzhou) Co., Ltd.	Fujitsu Technology Solutions
Greif Packaging Systems	Getty images
Harley Davidson	Grace Semiconductor Manufacturing Corporation
International SOS China	Hitachi Data Systems Limited
NSG	IHS Global Insight Inc.
Pall Corporation	Intel(China) Co., Ltd.
Putzmeister Machinery (Shanghai) Co., Ltd.	Jabil Circuit (Shanghai) Ltd.
Ricardo	Kudelski Group
Schaefer Systems International Pte Lte	Lam Research(Shanghai) Co., Ltd.
Shanghai Yaming Lighting Co., Ltd.	Lenovo (China) Inc.
Sigma-Aldrich Shanghai Trading Co., Ltd.	Microsoft Co., Ltd
Swagelok (Shanghai) Fluid Systems Techologies Co., Ltd	Molex
Valmont Industries Inc.	NetDragon Websoft Inc.
Valspar Corporation	Nikon Precision Shanghai Co., Ltd.
Westinghouse Air Brake Company	Novellus Systems Semiconductor Equipment (Shanghai) Co., Ltd.
Airwell Air-Conditioning (China) Co., Ltd.	NXP Semiconductors (Shanghai) Ltd
Accenture Co., Ltd.	OCJ
Acxiom Corporation	Philips
Advanced Micro Devices Inc.	Qualcomm corporation
Advantest (Suzhou) Co., Ltd.	Research In Motion (China) Limited
Agilent Technologies Co., Ltd.	SAS Institute Inc.
Alpine Electronics (China) Co., Ltd	Shanghai Hua Hong NEC Electronics Co., Ltd.
Amazon.com	Shangyoo Co

Companies Used in Shanghai Market Assessment
Applied Materials (China) Inc.	Shenzhen China Star Optoelectronics Technology Co., Ltd.
ASML (Tianjin) Co., Ltd. Shanghai Office	Shenzhen TCL New Technology
AT&T Inc.	Sony (China) Co., Ltd.
Beijing 58 Information Technology co., Ltd	ST Microelectronics Co., Ltd.
Beijing Net-infinity Technology Development Co., Ltd.	ST-Ericsson
BestTV	TCL Communication Technology (Huizhou) Holdings Ltd.
British Telecom Co., Ltd.	TCL Communication Technology Holdings Limited
Canon Zhuhai Inc.	Telefonica co
Cisco Systems Inc.	Tokyo Electron (Shanghai) Limited
Communications Technology (Shenzhen) Co.,Ltd.	TSMC (China) Company Limited
CSR Limited	Verigy (Shanghai) Co., Ltd.
DangDang	Verizon Business

APPENDIX B

RESTATED CERTIFICATE OF INCORPORATION

OF

AUTOLIV, INC.

AUTOLIV, INC., a Delaware corporation, the original Certificate of Incorporation of which was filed with the Secretary of State of the State of Delaware on October 1, 1996 and a Certificate of Amendment of which was filed with the Secretary of State of the State of Delaware on November 20, 1996, HEREBY CERTIFIES that this Restated Certificate of Incorporation, restating, integrating and amending its Certificate of Incorporation, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

FIRST: The name of the Corporation is Autoliv, Inc. (hereinafter the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 350,000,000 of which 25,000,000 shares shall be Preferred Stock, of the par value of $1.00 per share, and 325,000,000 shares shall be Common Stock, of the par value of $1.00 per share. The authorized shares of Preferred Stock and Common Stock will, except as otherwise required by applicable law or the rules of any stock exchange on which the corporation’s stock is traded, be available for issuance without any further action by the stockholders.

A. Preferred Stock. The board of directors of the Corporation (the “Board of Directors”) is expressly authorized to provide for the issue of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL, including terms and rights relating to (a) whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series, (b) the dates at which dividends, if any, will be payable, (c) the redemption rights and price or prices, if any, for shares of the series, (d) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series, (e) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, (f) whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made, (g) restrictions on the issuance of shares of the same series or of any other class or series and (h) the voting rights, if any, of the holders of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation or by the GCL.

B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of Common Stock shall be entitled to receive, out of any funds legally available for the purpose, such dividends as may be declared from time to time by the Board of Directors. When and as dividends are declared on the Common Stock, whether payable in cash, property or securities of the Corporation, each holder of Common Stock will be entitled to participate in such dividends ratably on a per share basis. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or upon the distribution of its assets, after the payment in full or the setting apart for payment of such preferential amounts, if any, to which the holders of Preferred Stock at the time outstanding shall be entitled, the remaining assets of the Corporation available for payment and distribution to stockholders shall, subject to any participating or similar rights of any series of Preferred Stock at the time outstanding, be distributed ratably among the holders of Common Stock at the time outstanding. Shares of Common Stock shall have no preference, conversion, exchange, preemptive or other similar rights. Except as otherwise required by the GCL, on all matters to be voted on by the Corporation’s stockholders, the Common Stock will be entitled to one vote per share. Except as otherwise required by law or the terms of any series of Preferred Stock, the Common Stock will vote together with the Preferred Stock on all matters submitted to a vote of stockholders.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2) a. Number, election and terms of directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the number of directors which the Corporation would have if there were no vacancies (the “Whole Board”). The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall, until the election of directors at the annual meeting of stockholders to be held in 2017, be divided, with respect to the time for which they severally hold office, into three classes~~, with the term of office of the first class to expire at the 1998 annual meeting of stockholders, the term of office of the second class to expire at the 1999 annual meeting of stockholders and the term of office of the third class to expire at the 2000 annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified~~. The term of office for the class of directors elected at the 2012 annual meeting of stockholders shall expire at the 2015 meeting; the term of office for the class of directors elected at the 2013 annual meeting of stockholders shall expire at the 2016 meeting; and the term of office for the class of directors elected at the 2014 annual meeting of stockholders shall expire at the 2017 meeting, with the members of each class to hold office until their successors are elected and qualified. Commencing at the 2015 annual meeting of stockholders, directors succeeding those whose terms are then expired shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the year following the year of their election and until their successors are elected and qualified. Commencing with the election of directors at the 2017 annual meeting of stockholders, the classification of the directors shall terminate and all directors shall be elected annually and serve until the next annual meeting of stockholders or until their earlier death, resignation, removal or disqualification. At each annual meeting of stockholders~~, commencing with the 1998 annual meeting, (i)~~ directors shall be elected ~~to succeed those directors whose terms then expire shall be elected~~ by a plurality of the votes cast by shares entitled to vote in the election at a meeting at which a quorum is present. ~~for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified, and (ii) If authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy was created.~~

b. Stockholder nomination of director candidates and introduction of business. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws of the Corporation.

c. Newly created directorships and vacancies. Subject to the rights of the holders of any series of Preferred Stock, and unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies of the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, even though less than a quorum of the Board, and any director~~s~~ so chosen shall hold office ~~for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and~~ until such director’s successor shall have been duly elected and qualified and, if the Board of Directors at such time is classified, until the next election of the class for which such director shall have been chosen. No decrease in the number of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director.

d. Removal. Subject to the rights of the holders of any class or series of Preferred Stock, (i) until the election of directors at the 2017 annual meeting of stockholders, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80 percent of the voting power of all the then-outstanding shares of the Voting Stock, voting together as a single class~~.~~, and (ii) from and after the election of the directors at the 2017 annual meeting of stockholders, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, only by the affirmative vote of the holders of at least 80 percent of the voting power of all the then-outstanding shares of Voting Stock, voting together as a single class.

(3) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL and this Certificate of Incorporation.

SIXTH: Any action required or permitted to be taken by the stockholders of the Corporation may only be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by any such holders. Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board.

SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL. If the GCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL as so amended. Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation or otherwise shall not apply to or have any adverse effect on any right or protection of a director of the Corporation existing hereunder for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

EIGHTH: (1) The Corporation shall, to the fullest extent permitted by Section 145 of the GCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Corporation) against any expenses (including attorneys’ fees), judgments, fines and amounts paid or to be paid in settlement, excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974, as amended, actually and reasonably incurred by such person in connection with such action, suit or proceeding (and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs, executors and administrators) by reason of the fact that he, or a person of whom he is a legal representative, is or was an officer, director, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe that his conduct was unlawful; provided, however, that except as provided in subsection (7) of this Article EIGHTH, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding or part thereof initiated by such a person only if such proceeding (or part thereof) was authorized by the Board of Directors. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful. The rights to indemnification pursuant to this Article EIGHTH (including advancement of expenses) shall be a contract right.

(2) Any indemnification under subsection (1) of this Article EIGHTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection (1) of this Article EIGHTH. Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders.

(3) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking (to the extent required by the GCL) by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article EIGHTH. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

(4) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article EIGHTH shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(5) The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under this Article EIGHTH.

(6) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article EIGHTH shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executor and administrators of such a person. The indemnification and advancement of expenses provided by, or grants pursuant to, this Article EIGHTH shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an employee or agent (other than an officer or director), and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7) If a claim for indemnification pursuant to this Article EIGHTH is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been rendered to the Corporation) that the claimant has not met the applicable standard of conduct set forth in the GCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to this paragraph that the procedures and presumptions of this Article EIGHTH are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Article. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such person has met the applicable standard of conduct set forth in the GCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met such applicable standard of conduct.

NINTH: In addition to any other considerations which the Board of Directors may lawfully take into account, in determining whether to take or to refrain from taking corporate action on any matter, including making or declining to make any recommendation to the shareholders of the Corporation, the Board of Directors may in its discretion consider the long-term as well as short-term best interests of the Corporation (including the possibility that these interests may be best served by the continued independence of the Corporation), taking into account, and weighing as the directors deem appropriate, the effects of such action on employees, suppliers and customers of the Corporation and its subsidiaries and the effect upon communities in which offices or other facilities of the Corporation are located, and any other factors the directors consider pertinent.

TENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered in the manner provided in the By-Laws of the Corporation, to make, alter, amend and repeal the By-Laws of the Corporation in any respect not inconsistent with the laws of the State of Delaware or with this Restated Certificate of Incorporation of the Corporation.

ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the GCL, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that (i) no amendment, alteration, change or repeal in any respect of any provision of Article FIFTH, Article SIXTH, Article TENTH, or this Article ELEVENTH hereof may be made by the stockholders of the Corporation, and no provision inconsistent therewith may be so adopted, without the affirmative vote of 80 percent of the voting power of all the then outstanding shares of the Voting Stock, voting together as a single class.

www.envisionreports.com/ALV Step 1: Go to www.envisionreports.com/ALV to view the materials. Step 2: Click on Cast Your Vote or Request Materials. Step 3: Follow the instructions on the screen to log in. Vote by Internet Go to www.envisionreports.com/ALV Or scan the QR code with your smartphone Follow the steps outlined on the secure website Stockholder Meeting Notice & Admission Ticket 01SD1B + + Important Notice Regarding the Availability of Proxy Materials for the Autoliv, Inc. Stockholder Meeting to be Held on May 6, 2014 Pursuant to Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to stockholders are available at: _ Easy Online Access — A Convenient Way to View Proxy Materials and Vote When you go online to view materials, you can also vote your shares. Step 4: Make your selection as instructed on each screen to select delivery preferences and vote. When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. Obtaining a Copy of the Proxy Materials – If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 25, 2014 to facilitate timely delivery. . IMPORTANT ANNUAL MEETING INFORMATION 1234 5678 9012 345 NNNNNNNNNNNN NNNNNNNNN NNNNNN C 1234567890 C O Y 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENTLINEACKPACK

Here’s how to order a copy of the proxy materials and select a future delivery preference: Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below. Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials. PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials. g Internet – Go to www.envisionreports.com/ALV. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials. g Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings. g Email – Send email to investorvote@computershare.com with “Proxy Materials Order” in the subject line. In the message, include your full name and address, the number located in the shaded bar on the reverse and state that you want to receive a paper copy of current meeting materials. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 25, 2014. . Stockholder Meeting Notice & Admission Ticket Autoliv, Inc.’s Annual Meeting of Stockholders will be held on May 6, 2014 at The Langham Chicago, 330 North Wabash Avenue, Chicago, Illinois 60611, USA, at 9:00 a.m. Local Time. Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations. The Board of Directors recommends that you vote FOR all nominees and FOR proposals 2, 3 and 4. 1. Election of three directors to the Board of Directors for a term of office expiring on the date of the 2017 Annual Meeting of Stockholders: Jan Carlson, Lars Nyberg, and James M. Ringler. 2. Advisory Vote on Autoliv, Inc.’s 2013 Executive Compensation. 3. Amendment of Autoliv, Inc.’s Restated Certificate of Incorporation to declassify the Board of Directors of Autoliv. 4. Ratification of Ernst & Young AB as independent auditors of the company for the fiscal year ending December 31, 2014. PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice and identification with you. 01SD1B

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01SCZC 1 U P X + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign BeloC w Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4. For Against Abstain 2. Advisory Vote on Autoliv, Inc.’s 2013 Executive Compensation. 4. Ratification of Ernst & Young AB as independent auditors of the company for the fiscal year ending December 31, 2014. 01 - Jan Carlson 02 - Lars Nyberg 03 - James M. Ringler 1. Election of Directors: For Withhold For Withhold For Withhold IMPORTANT ANNUAL MEETING INFORMATION Change of Address — Please print new address below. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or at any adjournment or postponement thereof to the extent permitted by applicable law and the listing requirements of the New York Stock Exchange. This will allow your proxy to address currently unforeseen matters that may arise during the meeting as well as matters incidental to the conduct of the meeting. For more information see “Voting of Shares” in the Proxy Statement. For Against Abstain 3. Amendment of Autoliv, Inc.’s Restated Certificate of Incorporation to declassify the Board of Directors of Autoliv. MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT LINE SACKPACK 1234 5678 9012 345 MMMMMMM 1 9 3 7 5 8 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 9:00 a.m., Eastern Time, on May 6, 2014. Vote by Internet Go to www.envisionreports.com/ALV Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message

This proxy is solicited on behalf of the Board of Directors of Autoliv, Inc. for use at the Annual Meeting of Stockholders to be held May 6, 2014 and at any adjournment or postponement thereof. The undersigned hereby revokes all proxies and appoints Jan Carlson and Anthony Nellis, with full power of substitution, to attend the Annual Meeting of Autoliv, Inc. to be held on Tuesday, May 6, 2014 at 9:00 a.m. local time at The Langham Chicago, 330 North Wabash Avenue, Chicago, Illinois 60611, USA and at any adjournment or postponement thereof and to vote as specified in this proxy all the shares of Autoliv, Inc. common stock which the undersigned would be entitled to vote if personally present upon all subjects that may properly come before the meeting. In their discretion, Mr. Carlson and Mr. Nellis are also authorized to vote upon such other matters as may properly come before the meeting. Management is not presently aware of any such matters to be presented for action. If any nominee should become unavailable for election prior to the meeting, the proxies will vote for the election of a substitute nominee or nominees proposed by the Board of Directors. If specific voting instructions are not given with respect to matters to be acted upon and the signed card is returned, the proxies will vote in accordance with the directors’ recommendations and at their discretion on any other matters that may properly come before the meeting to the extent permitted by applicable law and the listing requirements of the New York Stock Exchange. This will allow your proxy to address currently unforeseen matters that may arise during the meeting as well as matters incidental to the conduct of the meeting. For more information see “Voting of Shares” in the Proxy Statement. If you do not sign and return a proxy, submit a proxy by telephone or Internet or attend the meeting and vote by ballot, shares that you own directly cannot be voted. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the recommendation of the Board of Directors, FOR the election of the nominees to the Board and FOR proposal 2 and FOR proposal 3 and FOR proposal 4. Your vote is important! Please sign and date this card on the reverse side and return promptly in the enclosed postage-paid envelope or utilize the Vote by Phone or Vote by Net service to cast your vote. (Continued and to be dated and signed on reverse side.) Proxy — Autoliv, Inc. Dear Stockholder: Stockholders of Autoliv, Inc. can take advantage of several services available through our transfer agent, Computershare Trust Company, N.A. These services include: Vote by Internet Stockholders may vote their shares via the Internet by following the directions on the reverse side of this card. Votes may be cast by Internet up until 9:00 a.m. Eastern Time on the day of the Annual Meeting. Internet Account Access Stockholders may access their accounts on-line at www.computershare.com. Among the services offered through Account Access, dividend payment histories can be viewed, address changes requested, tax identification numbers certified and Direct Deposit requested. Direct Deposit of Dividends Autoliv encourages stockholders to authorize the electronic deposit of the quarterly dividends payments directly into their checking or savings account. To enroll, please mail your request along with a copy of your voided check to Computershare at the address noted below, or logon to your account at www.computershare.com. Transfer Agent Contact Information Computershare Trust Company, N.A. Telephone Inside the USA: (800) 446 2617 P.O. Box 43069 Telephone Outside the USA: (718) 575 2723 Providence, RI 02940 3069 TD/TTY for Hearing Impaired: (800) 952 9245 qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q